Exhibit 10.1

LEASE AGREEMENT

Hopewell campus owner LLC

(LANDLORD)

to

PASSAGE BIO, INC.

(TENANT)

Effective Date: December 15, 2020

Table of Contents

1.	DEMISE	1
2.	TERM	2
3.	RENT	4
4.	USE OF PREMISES	5
5.	COMMON EXPENSE COSTS AND REAL PROPERTY TAXES	5
6.	BUILDING SERVICES AND UTILITIES	13
7.	MAINTENANCE AND REPAIRS	18
8.	INSURANCE AND INDEMNIFICATION	19
9.	PARTY'S RIGHT TO PERFORM THE OTHER'S COVENANTS	23
10.	CONDEMNATION	23
11.	QUIET ENJOYMENT	24
12.	DAMAGE OR DESTRUCTION	24
13.	SUBORDINATION	26
14.	SURRENDER OF PREMISES	26
15.	DEFAULT BY TENANT	27
16.	TENANT'S PROPERTY	28
17.	HOLDING OVER	29
18.	SECURITY DEPOSIT	29
19.	FORCE MAJEURE	29
20.	INTENTIONALLY DELETED	30
21.	ESTOPPEL CERTIFICATES	30
22.	ALTERATIONS OR IMPROVEMENTS BY TENANT	30
23.	ACCESS TO PREMISES	32
24.	PARKING	33
25.	PARTIAL INVALIDITY	34
26.	LEASE BINDING UPON ASSIGNEES	34
27.	LIMITATION OF LANDLORD'S LIABILITY	34
28.	WAIVER	34
29.	ASSIGNMENT AND SUBLETTING	34
30.	ENTIRE AGREEMENT AND MODIFICATIONS	39

-i-

31.	BROKER'S COMMISSION	39
32.	NOTICES	39
33.	RECORDING	40
34.	PERSON	41
35.	HEADINGS AND INTERPRETATION	41
36.	MISCELLANEOUS, COUNTERPARTS	41
37.	REPRESENTATIONS OF LANDLORD	42
38.	COMPLIANCE WITH LAWS AND RULES AND REGULATIONS	42
39.	ATTORNEYS’ FEES AND COSTS	47
40.	WAIVER OF TRIAL BY JURY	47
41.	ROOF APPURTENANTS	47
42.	SIGNAGE	48
43.	INITIAL TENANT IMPROVEMENTS	49
44.	CHANGES TO PROJECT; EASEMENTS	49
45.	TENANT’S TERMINATION OPTION	50
46.	RIGHT OF FIRST REFUSAL	51
47.	FINANCIAL STATEMENTS	52

-ii-

exhibits

EXHIBIT A	LAND
EXHIBIT B	SITE PLAN
EXHIBIT B-1	PARKING AREAS
EXHIBIT C	PREMISES
EXHIBIT D	LANDLORD’S LOBBY WORK
EXHIBIT D-1	DEMISING WORK PERFORMED BY TENANT
EXHIBIT D-2	STORAGE REMOVAL WORK
EXHIBIT E	RETAINED FFE
EXHIBIT F	SURRENDER SPACE
EXHIBIT G	RULES AND REGULATIONS
EXHIBIT H	SECURITY AREA
EXHIBIT I	HAZARDOUS MATERIALS LIST
EXHIBIT J	WORK LETTER
EXHIBIT K	PROHIBITED USES
EXHIBIT L	HVAC AIR STANDARDS
EXHIBIT M	TENANT’S BUILDING SIGN
EXHIBIT N	METHODS AND STANDARD FOR MEASURING UTILITIES

-iii-

LEASE AGREEMENT

THIS LEASE (“Lease”), made and entered into this     day of December, 2020, (the “Effective Date”) by and between HOPEWELL CAMPUS OWNER, LLC, a Delaware limited liability company, having an office at c/o Lincoln Equities Group, One Meadowlands Plaza, Suite 803, East Rutherford, NJ 07073 (the “Landlord”), and PASSAGE BIO, INC., a Delaware corporation, having an office at Two Commerce Square, 2001 Market Street, 28th Floor, Philadelphia, PA, 19103 (the “Tenant”).

Background

A.        Landlord is the owner in fee simple of a certain tract of land more particularly described on Exhibit “A” attached hereto (the “Land”) situated in the Township of Hopewell, County of Mercer and State of New Jersey, which is designated on the official tax map for the Township of Hopewell as Block 46, Lot 8.01(the “Tax Lot”).

B.        The Land is improved with various multi-story buildings dedicated to various uses, including research and development, general offices, and other improvements and structures supporting those uses within the campus which is commonly known as the Princeton West Innovation Campus (the “Project”) as shown on Exhibit “B”.

C.        Landlord desires to lease a certain portion of Building 21 located at 311 Pennington Rocky Hill Road, Hopewell, New Jersey (the “Building”) within the Project to Tenant and Tenant desires to lease from Landlord a certain portion of the Building within the Project from Landlord for the purposes and on the terms and conditions set forth in this Lease.

Agreement

In consideration of the mutual covenants and agreements set forth in this Lease, Landlord and Tenant, intending to be legally bound hereby, do hereby covenant and agree as follows:

1.             DEMISE.

(a)               Landlord does hereby lease to Tenant, and Tenant does hereby rent from Landlord, upon and subject to the terms and conditions, covenants and agreements set forth in this Lease, the premises consisting of (i) a portion of the first (1st) floor lab space (consisting of approximately 25,561 rentable square feet) identified as “Passage Bio 1A-Labs” on Exhibit “C”, (ii) the first floor annex (consisting of approximately 18,414 rentable square feet) identified as “Passage Bio 1A-Annex” on Exhibit “C”, (iii) a portion of the second floor annex (consisting of approximately 13,846 rentable square feet) identified as “Passage Bio 2A-Annex” on Exhibit “C”, and (iv) a portion of the first floor located off of the main lobby (consisting of approximately 3,460 rentable square feet), together with a portion of the first floor located off of the loading dock (consisting of approximately 536 rentable square feet), and a portion of the first floor located off of the lobby (consisting of approximately 542 rentable square feet) collectively identified as “Passage Bio 1A-Office/Storage” on Exhibit “C”, which shall collectively be deemed to be 62,359 rentable square feet (the “Premises”), which amount of rentable square feet set forth above shall be definitive for all purposes of this Lease and shall not be remeasured. For purposes of this Lease: (x) the Passage Bio 1A-Labs, together with the Passage Bio 1-A Annex, is sometimes hereinafter referred to as the “Initial Premises”, and (y) the Passage Bio 2A-Annex, together with the Passage Bio 1A-Office/Storage, is sometimes hereinafter referred to as the “Expansion Premises”. Landlord grants Tenant the nonexclusive right to use the Common Areas at no additional cost to Tenant. The “Common Areas” shall consist of the “Building Common Areas,” as defined herein, and the “Project Common Areas” as defined herein. The “Building Common Areas” shall be those parts of the Building intended for the general non-exclusive use and benefit of Landlord, Tenant, and other tenants of the Building, and their respective employees, suppliers, customers, and invitees, including among others, mechanical closets, communication closets, utility closets, facilities, halls, lobbies, delivery passages, drinking fountains, public toilets, and the like. The “Project Common Areas” shall be those parts of the Project intended for the general non-exclusive use and benefit of Landlord, Tenant, and other tenants of the Project and their respective employees, suppliers, customers, and invitees, including, but not limited to access roadways, sidewalks, landscaping, planted areas, parking areas located at the Project, the Central Utilities Complex (as hereafter defined), the wastewater treatment facility, the Mansion conference center, cafeteria (including food prep and seating areas), gym/fitness facility, common meeting/conference room and the covered parking garage. Landlord covenants that throughout the Term, the Project Common Areas shall include (I) a gym/fitness facility, (II) common meeting/conference rooms and (III) a cafeteria (provided that the cafeteria need not be provided during any time period when the full time equivalent head count for employees of all tenants at the Project is not equal to or greater than two hundred (200) full time employees). For the avoidance of doubt, the outdoor patio adjacent to the Passage Bio 1A-Annex shall be solely for Tenant’s exclusive use and shall not be deemed a Building Common Area or Project Common Area. Landlord shall have the exclusive control and management of the Common Areas and may, with reasonable prior notice (except no such notice shall be required in the event of an emergency) access the Premises to the extent necessary to reach any Common Areas for the purpose of Landlord (or its agents) performing maintenance, repair, replacement and upgrade work. The term “Central Utilities Complex” shall mean utility buildings, systems, components and equipment, cogeneration systems and the solar array.

(b)              Landlord agrees that Tenant may elect to convert and utilize the high bay area and the outside area directly adjacent to the high bay area (such outside area being subject to Landlord’s reasonable approval) in the Passage Bio 1-A Annex as a loading dock (the “Tenant’s Dock Work”). In the event that Tenant elects to perform the Tenant’s Dock Work (i) the Tenant’s Dock Work shall be deemed Alterations and shall performed in accordance with the provisions of Section 22 of this Lease, (ii) Tenant will be responsible for closing off the existing door that runs from the small storage room located in the Passage Bio 1-A Annex into the remainder of the Premises, and (iii) Tenant shall have the right, upon written notice to Landlord to terminate this Lease with respect to the storage rooms within the Passage Bio 1A-Office/Storage as shown on Exhibit “F” (the “Surrender Space”). Should Tenant exercise its right to terminate this Lease with respect to the Surrender Space, Tenant agrees to surrender possession of, and all of Tenant's right, title and interest in and to, the Surrender Space to Landlord as of the ninetieth (90th) day following Landlord’s receipt of the Tenant’s election (hereinafter called the “Surrender Date”), as though said Surrender Date were the date set forth in the Lease as the expiration of the Lease term and upon such surrender this Lease shall terminate with respect to the Surrender Space only and all references in this Lease to the “Premises” shall thereafter refer only to that portion of the Premises not so surrendered by Tenant it being acknowledged and agreed that Landlord and Tenant shall proceed diligently and in good faith to execute and deliver an amendment to this Lease adjusting the Base Rent, Tenant’s Building Share, and Tenant’s Project Share, to reflect the reduction of the rentable square footage of the Premises following the Surrender Date, provided such amendment shall not be necessary to effectuate the termination of the Lease with respect to the Surrender Space.

(c)               Tenant shall have the rights and obligations set forth in this Section 1(c) with respect to those items of tangible personal property listed on Exhibit “E” attached hereto and incorporated by reference herein (collectively, the “Retained FFE”). Landlord shall retain the ownership of the Retained FFE during the Term (as defined in Section 2.(a)), except as otherwise expressly provided in this Section. During the Term, Tenant shall (i) have the sole right to possession and a license to use the Retained FFE and (ii) maintain and repair (if necessary) the Retained FFE. The retained FFE is licensed to Tenant in their “as is,” “where is” condition, without any warranties or representations or any kind whatsoever, including, but not limited to, any implied representations or warranties. If Tenant desires to remove, dispose of, replace, or modify any of the Retained FFE during the Term, Tenant first shall notify Landlord which items of Retained FFE Tenant desires to remove, dispose of, or replace, as the case may be. Within five (5) days after Landlord’s receipt of Tenant’s notice, Landlord shall (i) have the right to inform Tenant of any or all of the Retained FFE items described in Tenant’s notice that Landlord desires to from the Premises (it being understood that Landlord shall have five (5) days after delivery of such notice to actually remove such items (or thirty (30) days to remove items affixed to the building (i.e., ducted, hard piped or wired, walk in boxes, hoods, compressors, etc.) at Landlord’s sole cost and expense), or (ii) permit Tenant’s desired removal, disposition or replacement of any or all of the Retained FFE listed in Tenant’s notice. Notwithstanding the above, any Retained FFE which (y) is furniture or mobile benches and hoods and bio safety cabinets and (z) that Tenant does not require use of during the Term of this Lease, and of which Tenant notifies Landlord within thirty (30) days after the Effective Date, shall be removed by Landlord, at Landlord’s sole cost and expense, prior to the Commencement Date. In addition, Landlord shall remove all office FF&E from the Passage Bio 1-A Office/Storage and board room furniture/chairs within the Passage Bio 1A-Labs within thirty (30) days following the Effective Date.

2.             TERM.

(a)               The term of this Lease (the “Term”) shall begin on the date (the “Commencement Date”) that is the later of (i) March 15, 2021, and (ii) the date the Landlord delivers possession of the Premises to Tenant in the “Delivery Condition” (hereinafter defined) and shall end on the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date (such date, subject to extensions provided below, is hereinafter the "Expiration Date") or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law. Notwithstanding the foregoing, the Commencement Date shall be extended on a day for day basis for each day of Covid Delay up to a maximum of ninety (90) days in the aggregate by reason of any such Covid Delay. As used herein, the term “Covid Delay” means an actual delay in the completion of the Initial Tenant Improvement Work and/or the delivery of Tenant’s furniture into the Premises caused by (i) a construction moratorium or regulations adopted by the State of New Jersey, Hopewell Township or other governmental authority as public health measures responsive to the Covid-19 pandemic, (ii) regulations concerning work conditions, staffing, social distancing measures and the like adopted by a significant portion of the industrial construction labor force responsive to the Covid-19 pandemic, or (iii) delays in supplies or materials as a result of the Covid-19 pandemic, provided that within five (5) days after the commencement of a claimed Covid Delay Tenant has informed Landlord of same. As used throughout the Lease, the defined term “Term” shall mean the initial Term as set forth in this Section 2(a) and any extension thereof pursuant to Section 2(d) or otherwise as may be extended by agreement between Landlord and Tenant.

(b)               Landlord shall, pursuant to applicable codes and regulations, deliver possession of the Premises in a good, structurally sound condition, with the mechanical, electrical, plumbing, fire life safety systems and HVAC systems (collectively the “Building Systems”), structural elements and roof in good working order and in compliance with applicable Laws and the HVAC shall meet the HVAC Air Standards, as hereinafter defined (collectively the “Delivery Condition”). For the avoidance of doubt, Landlord shall not be required to install any “card access” systems for the Premises, and if Tenant wishes to install such system, it shall do so at its own cost and expense (and in all events in accordance with the provisions of Section 22 of this Lease). “HVAC Air Standards” shall mean the HVAC will provide a minimum of 8 air changes per hour and 100% outside air in the portions of the Premises shown as “HVAC Air Standards” on Exhibit L. Notwithstanding the preceding, Landlord shall not be required to perform the work necessary to demise the Premises (“Demising Work Performed by Tenant”) as shown on Exhibit D-1, which work shall be performed by Tenant, at Landlord’s cost, during the Tenant’s completion of the Initial Tenant Improvements. Notwithstanding that Exhibit D-1 may require installation of a door where noted on the area identified as 1A at the Mail Drop, Tenant will be permitted to complete such Demising Work Performed by Tenant by installing drywall. For the avoidance of doubt, (x) the Demising Work Performed by Tenant shall be payable solely by Landlord and not from the Tenant Improvement Allowance and shall include all reasonable costs incurred by Tenant in connection therewith, including, without limitation architecture and design costs, permitting costs and construction management fees, (y) in no event will Tenant’s completion of the Demising Work Performed by Tenant be deemed to constitute or cause a Tenant Delay, and (z) in no event shall a construction management fee or any other fee be payable by Tenant to Landlord in connection with the Demising Work Performed by Tenant. Upon Tenant’s completion of the Demising Work Performed by Tenant, Tenant shall notify Landlord of such completion and Landlord shall pay Tenant within thirty (30) days of receipt of Tenant’s invoice.

(c)               Tenant agrees that other than (i) any work necessary to deliver the Premises to Tenant in the Delivery Condition and (ii) Landlord’s Post Delivery Work (as defined below), Landlord shall have no obligation to do any work or perform any services with respect to the Premises prior to the Commencement Date. Tenant shall accept possession of the Premises on the Commencement Date in its then “as-is” condition, subject to Landlord’s satisfaction of the Delivery Conditions. Notwithstanding the foregoing, Landlord agrees that Landlord shall (I) as soon as reasonably practicable, but in any event within ninety (90) days following the Effective Date, (x) disassemble and remove the compound storage unit located in that portion of the Premises identified as Passage Bio 1A-Annex shown as Freezer Room on Exhibit “D-2” and (y) remove the high density file storage system located in that portion of the Premises identified as Passage Bio 1A-Annex shown as Storage (641 square feet) on Exhibit “D-2” (collectively, “Landlord’s Storage Unit Work”), and (II) within two hundred seventy (270) days following the Effective Date, perform the work necessary to update the first floor lobby finishes consistent with the rendering attached hereto as Exhibit “D” (“Landlord’s Lobby Work” and together with Landlord’s Storage Unit Work, “Landlord’s Post Delivery Work”). Tenant shall be entitled to a credit against Base Rent first coming due hereunder (after application of any other rent credits or abatements) (Y) in the amount of $300/day for each day beyond the date which is ninety (90) days after the Effective Date that Landlord fails to complete the Landlord’s Storage Unit Work and (Z) in the amount of $100/day for each day beyond the date which is two hundred seventy (270) days after the Effective Date that Landlord fails to complete Landlord’s Lobby Work.

(d)              Provided that there is no Event of Default by Tenant under this Lease, Tenant gives Landlord copies of all insurance required under Section 8, and otherwise complies with all of the terms and conditions of this Lease, immediately following the Effective Date Tenant, its employees, designers, suppliers, invitees and contractors (“Tenant’s Agents”) shall have access to and may use and occupy the Premises for the Permitted Use and for the commencement of the Initial Tenant Improvement Work, subject to all the terms and conditions of this Lease. In no event shall Tenant’s entry on the Premises before the Commencement Date interfere with Landlord’s Post Delivery Work. Other than payment of Base Rent and reimbursement of Common Area Expenses, Tenant shall comply with all of Tenant’s obligations under this Lease from and after the date Tenant first accesses the Premises.

(i)           Landlord hereby grants to Tenant, subject to the terms and conditions set forth in this Section, two (2) consecutive five (5) year options to extend the Term of the Premises (each respectively, an “Extension Option” and collectively, the “Extension Options”). If Tenant desires to exercise an Extension Option, Tenant shall give written notice of its exercise to Landlord in the manner provided in Section 32 of this Lease not less than twelve (12) months prior to the expiration of the Term but for such exercise, as it may have been previously extended. The second Extension Option cannot be exercised unless the first Extension Option has been so exercised and the Term accordingly extended. Each Extension Option shall commence on the day immediately following the last day of the Term (as it may have been extended). No Extension Option may be exercised by Tenant if an Event of Default exists and is continuing beyond all applicable notice and cure periods at the time of the exercise of the Extension Option.

(ii)          If Tenant exercises its Extension Option[s], the leasing of the Premises by Tenant for the applicable Extended Option shall be subject to all of the same terms and conditions set forth in this Lease, including Tenant’s obligation to pay Base Rent as set forth on Schedule 1 and Additional Rent; provided, however, that any rent abatements or other concessions applicable to the Premises during the initial Term shall not apply during any such Extended Option (unless negotiated between the parties at such time), nor shall Tenant have any additional Extension Options, beyond the two (2) consecutive options described in this Section. Landlord and Tenant shall promptly enter into an amendment to this Lease to evidence Tenant’s exercise of the respective Extension Option and the expiration date of such Extension Option, provided either party’s failure to execute such amendment shall not void Tenant’s exercise of the Extension Option.

(iii)         The Extension Options granted to Tenant in this Section of the Lease are personal to the original Tenant and may be exercised only by the original Tenant or a Related Entity or Successor Entity (both as defined in Section 29.(k)), as the case may be, and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant, or a Related Entity or Successor Entity. The Extension Options granted to Tenant in this Section are not assignable separate and apart from this Lease nor may any Extension Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time, an Extension Option under this Section is exercisable by Tenant, and the Lease has been assigned other than to a Related Entity or Successor Entity the option shall be deemed null and void. Notwithstanding anything to the contrary herein, Tenant shall be permitted to sublease up to fifty percent (50%) of the Premises to unrelated this parties (i.e. not Related Entities or Successor Entities) and still retain the Extension Option rights as outlined in this Section.

3.             RENT.

(a)               Tenant hereby covenants and agrees, without the right of set off or deduction except as set forth in this Lease, to pay to Landlord base rent in accordance with the Schedule 1 attached hereto (“Base Rent”), and additional rent, including, without limitation, the Common Expense Costs (collectively, “Additional Rent”) during the Term. The Base Rent shall be paid in advance, on the first day of each calendar month during the Term commencing with the Commencement Date, or if the Commencement Date is not the first of a month, then on the first day of the month following the Commencement Date. All payments required to be made by Tenant to Landlord under this Lease shall be paid by wire or via a check made payable to Landlord at Landlord's office at the address set forth above or at such other place as Landlord may from time to time designate to Tenant in writing. If the Commencement Date is not the first day of a month, then monthly Base Rent for the partial month in which the Commencement Date falls shall be prorated on a per diem basis. The first monthly installment of Base Rent applicable to the Initial Premises shall be paid by Tenant to Landlord upon execution of this Lease. Notwithstanding the provisions of this Section 3(a) hereof and provided that there is no Event of Default by Tenant under this Lease, Tenant shall be entitled to an abatement of the Base Rent and Common Expense Costs payable with respect to the Expansion Premises, for the initial twelve (12) months of the term of this Lease immediately succeeding the Commencement Date (the “Expansion Premises Free Rent”).

(b)              If the payment of Base Rent or Additional Rent paid by Tenant to Landlord under this Lease is not received by Landlord in good funds within five (5) Business Days (as defined in Section 6) after the date on which it is due and payable or should any check from Tenant be returned to Landlord as uncollectible, then, a delinquency service charge equal to five percent (5%) of the amount overdue (the “Service Charge”) shall become immediately due and payable to Landlord as liquidated damages for Tenant’s failure to make prompt payment to Landlord. Tenant acknowledges and agrees that the actual damages to Landlord due to such late or non-payment exceed the interest cost of money and are difficult to estimate. Such Service Charge shall become payable as Additional Rent within ten (10) Business Days after Tenant’s receiving an invoice therefor. In the event of nonpayment of any Service Charge provided for above, Landlord shall have, in addition to all other rights and remedies, all the rights and remedies provided for herein and by Law (as defined in Section 38) in the case of nonpayment of rent. Tenant’s obligation to pay any Service Charge and/or Interest as provided in this Section 3 shall continue beyond the expiration or sooner termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to pay a Service Charge on the first late payment in any period of twelve (12) consecutive months, unless such payment remains unpaid for five (5) days after written notice to Tenant.

4.             USE OF PREMISES.

(a)               The Premises shall be used and occupied by Tenant during the entire Term hereof for general office, laboratory, research and development, process development, non-GMP and commercial GMP manufacturing, warehouse and for a pilot plant facility, and related uses incidental thereto consistent with current zoning for the Premises and all applicable Laws (the “Permitted Use”) and for no other purpose. Subject to all applicable Laws, ordinances or regulations of any governmental authority, Tenant shall be permitted access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Term.

(b)               Except as permitted in this Lease, Tenant shall not use, suffer or permit the use of the Premises or any part thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein (i) which would violate any covenant, agreement, term, provision or condition of this Lease or (ii) is unlawful or in contravention of the certificate of occupancy for the Building or (iii) is in contravention of any applicable Laws or (iv) which would overload of the electrical or mechanical systems of the Building or (v) which would exceed one hundred (100) pounds per square foot, live load or (vi) which in the reasonable judgment of the Landlord may in any way materially impair or interfere with the heating or air conditioning of the Building (provided Landlord shall at all times provide in the Premises the HVAC Air Standards) or (vii) suffer or permit the Building or any component thereof to be used in any manner or anything to be done therein or anything to be brought into or kept thereon which, in the reasonable judgment of Landlord, would in any way materially impair or tend to impair or exceed the design criteria, the structural integrity, character or appearance of the Building, or result in the use of the Building or any component thereof in a manner or for a purpose not intended (it being acknowledged by Landlord that the Permitted Use does not violate the intended purpose of the Building).

5.             COMMON EXPENSE COSTS AND REAL PROPERTY TAXES.

(a)               In addition to the Base Rent, commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent, the costs incurred by Landlord in connection with the Common Expense Costs as outlined below. For purposes of this Paragraph, the following definitions shall apply:

(i)           “Lease Year” shall mean each calendar year or portion thereof occurring during the Term.

(ii)          “Tenant’s Building Share” shall mean thirty eight and 79/100 (38.79%) percent arrived at by dividing the rentable square footage of the Premises (which for the purposes of this Lease is agreed to be sixty-two thousand three hundred fifty-nine (62,359) square feet) by (ii) the rentable square footage of the Building (which for the purposes of this Lease is agreed to be one hundred sixty thousand seven hundred sixty-one (160,761) square feet).

(iii)         “Tenant’s Project Share” shall mean Five and 62/100 (5.62%) percent arrived at by dividing the rentable square footage of the Premises (which for the purposes of this Lease is agreed to be sixty-two thousand three hundred fifty-nine (62,359) square feet) by (ii) the rentable square footage of the Project (which for the purposes of this Lease is agreed to be one million one hundred nine thousand four hundred eighty (1,109,480 square feet)

(iv)         “Common Expense Costs” shall mean: (i) Tenant’s Building Share of the Building Operating Expenses; (ii) Tenant’s Project Share of Project Common Area Expenses; and (iii) Tenant’s Project Share of Real Estate Taxes.

(v)          “Building Operating Expenses” shall mean the total of all the costs and expenses paid or incurred by Landlord with respect to the ownership, operation, management, maintenance and repair of the Building, including, but not limited to, the costs and expenses incurred for and with respect to: all utilities to Building Common Areas, including without limitation, steam, water, electricity and gas as reasonably determined by meter, survey or allocation, sewer and waste disposal; air conditioning, ventilation, and heating; fire and life safety systems; roof repairs; deionized water system, lobby maintenance and cleaning; maintenance of elevators; trash removal; Building security; lobby plantings and interior landscape maintenance which are reasonably appropriate for the continued operation of the Building; repairs and maintenance of the Building; painting of non-tenant areas in the Building; costs of maintenance and service agreements; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, worker's compensation insurance, payroll, social security, unemployment, and other similar taxes, and other similar employee benefits and expenses for the employees of Landlord (including uniforms and working clothes for maintenance personnel, and the cleaning thereof) up to and including any on-site manager, to the extent and in such proportion that the services of such employees are dedicated to the operation of the Building; the cost for an accountant and for any other professional and consulting fees, including legal and auditing fees to the extent and in such proportion that the services of such professionals and consultants are dedicated to the operation of the Building; the cost of insurance maintained by Landlord pursuant to the provisions of this Lease; and any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining, and repairing the Building.

(vi)         “Project Common Area Expenses” shall mean the total of all the costs and expenses paid or incurred by Landlord and/or others to the extent such costs incurred by others are chargeable to Landlord or contributable to by Landlord with respect to the ownership, operation, management, maintenance and repair of the Project Common Areas including, but not limited to, the cost and expenses incurred for and with respect to: all utilities to the Project Common Area, including without limitation, exterior lighting and Project Common Area electricity, security for the Project Common Area; maintenance, painting, and cleaning of the Project Common Area; fire and life safety systems; exterior landscape maintenance; snow removal, parking lot maintenance, striping, repairs and resurfacing and repairs; maintenance, striping, repairs and resurfacing of the roads, streets, driveways, utilities, detention and retention ponds, and drainage facilities; supplies; cafeteria and gym operations and subsidies (provided, however, that such expenses (a) shall first be funded out of any fees paid to Landlord or its agent in connection with the operation of such amenities (if any) and (b) shall not include the rental value of such space); building automation systems networking & repairs; data and communications networking & repairs; compliance permitting & licensing; site system monitoring, signage maintenance and repair; third party property management fees it being agreed that for purposes of this Lease, Linque Management Co., Inc. shall qualify as a third party property manager, not to exceed three (3%) of the Project’s gross receipts; technical labor contracts; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, worker's compensation insurance, payroll, social security, unemployment, and other similar taxes, and other similar employee benefits and expenses for the employees of Landlord (including uniforms and working clothes for maintenance personnel, and the cleaning thereof) up to and including any on-site manager, to the extent and in such proportion that the services of such employees are dedicated to the operation of the Project Common Areas; the cost for an accountant and for any other professional and consulting fees, including legal and auditing fees to the extent and in such proportion that the services of such professionals and consultants are dedicated to the operation of the Project Common Areas and not to any particular buildings therein; the cost of insurance maintained by Landlord with respect to the Project pursuant to the provisions of this Lease; any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Project Common Areas.

“Common Area Expenses” shall mean “Building Operating Expenses” together with “Project Common Area Expenses”. Notwithstanding anything to the contrary in this Article 4, the terms “Building Operating Expenses” and “Project Common Area Expenses” shall not, however, include the following items:

(A)              leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(B)              costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(C)              Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the base rent and Common Expense Costs payable under the lease with such tenant or other occupant;

(D)              any depreciation or amortization of the Building or the Project except as expressly permitted herein;

(E)              costs incurred due to a violation of Law (defined below) by Landlord relating to the Building or the Project;

(F)              interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(G)              all items and services for which Tenant or other tenants reimburse Landlord outside of Common Expense Costs;

(H)             repairs or other work occasioned by fire, windstorm or other casualty (other than Landlord’s insurance deductibles);

(I)               any costs that are reimbursed to Landlord through insurance proceeds or condemnation awards;

(J)               costs of capital repairs or replacements unless such costs were incurred in order to (i) comply with any applicable Laws with which the Project was not required to comply prior to the Effective Date, or to comply with any amendment or other change to the enactment or interpretation of any Law from its enactment or interpretation or (ii) lower Common Area Expenses , and in any such case, amortized in equal monthly installments over their useful lives in accordance with GAAP, with an interest factor equal to the Prime Rate (as hereafter defined) at the time the repair or replacement was made plus two percent (2%). For purposes hereof, the term Prime Rate shall mean the prime rate of interest, as reported in the Wall Street Journal (or, if such rate is no longer published, such other source as reasonably determined by Landlord);

(K)              costs and expenses incurred in leasing equipment or systems that would ordinarily constitute a capital expenditure if such equipment or systems were purchased, to the extent such rental charges exceed the amortization charge, if any, that would have been permitted had the item been purchased;

(L)              rental under any ground or underlying lease;

(M)            executive salaries;

(N)             advertising;

(O)             attorneys’ and other professionals’ fees and expenses incurred in connection with lease disputes with past, current or prospective Building tenants, the enforcement of leases affecting the Project, the sale or refinancing of all or any part of the Project, the defense of Landlord’s title to or interest in the Project, or disputes with past, current or prospective employees of Landlord or Landlord’s agents;

(P)              penalties or other costs incurred due to a violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Project

(Q)             costs, penalties or fines arising from Landlord’s violation of any applicable governmental rule or authority;

(R)              overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Project or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in Mercer County, NJ

(S)              charitable and political contributions;

(T)              any expense for which Landlord is contractually entitled to be reimbursed by a tenant or other party including, without limitation, payments for excess services;

(U)              the cost of services made available at no special cost to any tenant in the Project but not to Tenant; and

(V)              Landlord’s general corporate office overhead and administrative expenses.

It is understood and agreed that Landlord shall not be permitted to include the same item of expense in both Building Operating Expenses and Project Common Area Expenses except to the extent such item of expense is allocated between them as expressly contemplated herein. No item of expense shall be counted more than once either as an inclusion in or an exclusion from Common Expense Costs, and any expense which should be allocated, in accordance with generally accepted accounting principles, between the Project and the Building shall be properly allocated in accordance therewith. If during any period for which the Common Area Expenses is being computed less than 95% of the tenantable areas of the Building and/or Campus (as applicable) are occupied by tenants, or less than 95% of the tenantable areas of the Building and/or Campus (as applicable) are otherwise not receiving their required services (such that the Landlord is therefore not incurring expenses to the same extent as would be incurred had such services been fully provided), then the amount of the Common Area Expenses for such period shall be deemed to be increased by an amount equal to the additional Common Area Expenses as would be incurred if the Building and/or Campus (as applicable) was 95% occupied by tenants or if such services had been fully provided.

(vii)     “Real Estate Taxes” shall mean all real property taxes, assessments, license fees, excises, levies, all water and sewer charges, assessments, both general and special assessments, or impositions and other similar governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer, and all taxes, charges, assessments or similar impositions imposed in lieu of the same. Real Estate Taxes shall not include any estate, inheritance successor, transfer, gift, franchise, corporation, income or profit tax imposed by the State or federal government on Landlord unless such income, franchise, transfer or profit taxes are in substitution for any Real Estate Taxes payable hereunder. In the event that Landlord elects to contest Real Property Taxes, the term “Real Estate Taxes” shall also include, the reasonable expenses incurred by Landlord in obtaining a reduction of any Real Estate Taxes shall be added to and included in Real Estate Taxes provided in no event shall the included costs exceed the reduction in Real Estate Taxes, and further provided that such costs shall not be included to the extent Landlord reimburses itself for such costs pursuant to Section 5(g) below. With respect to the payment of assessments, special or otherwise, payment of installments over the longest possible term shall be deemed to have been elected in any instance where a determinable option so to pay existed, or may exist, notwithstanding that any assessment may be paid in full during the Term. If at any time during the Term, the method of taxation for Real Estate Taxes prevailing on the Effective Date is altered by any authority having the direct power to tax, so that any new tax, assessment, levy, imposition or charge shall be substituted therefor, or shall be imposed upon Landlord in addition thereto (including, without limitation, any tax, assessment or levy based in whole or in part upon the Lease, the Project, the Premises, or the Base Rent, Additional Rent, or other income therefrom), then all such taxes, assessments, levies, impositions or charges, or the part thereof, shall be deemed to be included within the term “Real Estate Taxes” for the purposes of this Lease, and Landlord shall pay and discharge the same prior to delinquency, subject to reimbursement by Tenant of share of such taxes in accordance with the provisions of Section 5.

(b)              Tenant shall be responsible for and shall pay to Landlord the Common Expense Costs in accordance with this Section 5.

(i)           During each Lease Year Tenant shall pay to Landlord monthly, on the first day of each calendar month, as Additional Rent, Landlord's reasonable estimate the Common Area Expenses and Real Estate Taxes payable by Tenant;

(ii)          At least thirty (30) days prior to the Commencement Date and thereafter at least thirty (30) days prior to the beginning of each successive Lease Year, or part thereof, Landlord shall send to Tenant a statement of the projected Common Expense Costs for the applicable Lease Year (an “Expense Projection”), said amount to be paid in equal monthly installments (rounded to the nearest whole dollar) in advance on the first day of each month by Tenant as Additional Rent, commencing on the date for payment of the first monthly installment of Base Rent or on January 1st of the applicable Lease Year, as the case may be. The Expense Projection shall itemize in reasonable detail the various components of Common Expense Costs.

(iii)         If during the course of any Lease Year, Landlord shall have reason to believe that the Common Expense Costs shall be higher than that upon which the aforesaid Expense Projection was originally based, as set forth in subparagraph (c)(ii) above, then Landlord shall be entitled to adjust the Expense Projection by allocating the resulting underpayment for the months of the Lease Year which precede the revised Expense Projection proportionately over the balance of the Lease Year and to advise Tenant of an adjustment in future monthly projection amounts to the end result that Landlord's Expense Projection shall be on a reasonably current basis each Lease Year. If during the course of any Lease Year, Landlord shall have reason to believe that the Common Expense Costs shall be lower than that upon which the aforesaid Expense Projection was originally based, as set forth in subparagraph (c)(ii) above, then Landlord shall adjust the Expense Projection and Tenant shall be entitled to a credit for the months of the Lease Year which precede the revised Expense Projection which credit shall be applied to the next payment(s) of Additional Rent then coming due and to advise Tenant of an adjustment in future monthly projection amounts to the end result that Landlord's Expense Projection shall be on a reasonably current basis each Lease Year.

(iv)      Within six (6) months following the end of each Lease Year, Landlord shall send to Tenant a statement of the actual Common Expense Costs incurred for the prior Lease Year showing the Common Expense Costs due from Tenant (the “Reconciliation Statement”). Such statement shall itemize in reasonable detail the various components of Common Expense Costs included therein. In the event that the amount prepaid by Tenant exceeds the amount that was actually due based upon actual year end cost, Landlord, at Landlord’s option, shall either (x) grant Tenant a credit in the amount of such overpayment against the installment(s) of Base Rent and recurring Additional Rent next coming due hereunder or (y) within thirty (30) days of the furnishing of such Reconciliation Statement, refund to Tenant the amount of such overpayment. In the event that Landlord undercharged Tenant, then Landlord shall provide Tenant with an invoice stating the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt. Any overpayment relating to the year in which the Expiration Date occurs shall be reimbursed to Tenant pursuant to clause (y) above. Notwithstanding any provision hereof to the contrary, with respect to any Lease Year following the first full Lease Year during the Term, Tenant shall not pay any Controllable Operating Expenses to the extent Tenant’s Building Share, or Tenant’s Project Share, as the case may be, of such Controllable Operating Expenses exceeds one hundred five percent (105%) of the Controllable Operating Expenses payable by Tenant for the immediately preceding year (the “Cap”). As used herein “Controllable Operating Expenses” means all Building Operating Expenses and Project Common Area Expenses other than insurance, utilities, snow removal and repairs to the Central Utilities Complex.

(c)               Each and every of the aforesaid Expense Projection amounts shall for all purposes be treated and considered as Additional Rent and the failure of Tenant to pay the same as and when due in advance shall have the same effect as a failure to pay any installment of the Base Rent and shall afford Landlord or all the remedies provided in this Lease therefor, subject to any applicable notice and cure periods.

(d)              In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises or the Project, then in each such event, an appropriate adjustment in the application of this Section 5 shall, subject to the provisions of this Lease, be made to reflect such event on a proportionate basis reasonably determined by Landlord to be consistent with the principles underlying the provisions of this Section 5.

(e)               Landlord’s failure to render or delay in rendering a Reconciliation Statement with respect to any Lease Year or any component of the Common Area Expenses shall not prejudice Landlord’s right to thereafter render a Reconciliation Statement with respect to any such Lease Year or any such component, nor shall the rendering of a Reconciliation Statement for any Lease Year prejudice Landlord’s right to thereafter render a corrected Reconciliation Statement for such Lease Year; provided, however, Landlord shall be deemed to have waived such right (but Tenant shall not be deemed to have waived its right to any refund due) with respect to any Reconciliation Statement not delivered to Tenant within the sooner of (i) two (2) years after the end of the Lease Year to which the Reconciliation Statement relates or (ii) two (2) years following the Expiration Date. The provisions of this Section 5 shall survive the expiration or sooner termination of this Lease.

(f)               In the event Tenant disputes any Common Expense Costs due under this Section 5, Tenant shall notify Landlord of such dispute within five (5) months following Tenant’s receipt of the Reconciliation Statement. Following Landlord’s receipt of said notice, an officer or employee of Tenant or Tenant’s certified public accountant (Tenant will not use an auditor on a contingency fee basis) shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s accounting office. Tenant shall use commercially reasonable efforts to keep all of the information disclosed in the course of Tenant’s review confidential, and shall use commercially reasonable efforts to require all of its representatives to agree to keep all such information confidential, except in connection with any dispute regarding Common Expense Costs. Tenant shall complete Tenant’s review, and to the extent applicable, give Landlord written notice (an "Objection Notice") stating in reasonable detail any objection to the Reconciliation Statement, within ninety (90) calendar days after the commencement of any such audit. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If they are unable to do so within thirty (30) days, then a certification as to the proper amount of Common Expense Costs and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the two independent certified public accountants selected by each of Tenant and Landlord shall select a third independent certified public accountant; provided, however, none of such certified public accountant shall be the accountant who conducted Landlord’s initial calculation of Common Expense Costs to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. Furthermore, if Tenant fails to provide Landlord with a timely (i) notice of Tenant’s intent to conduct an audit, or (ii) Objection Notice, then in either case the annual Reconciliation Statement shall be deemed final and binding, and Tenant shall have no further right to audit or object to such annual Reconciliation Statement. In the event an audit discloses any errors, the appropriate party will make a correcting payment in full to the other party within sixty (60) days after the final determination and communication to all parties of the amount of such error. In the event of any errors on the part of Landlord costing Tenant in excess of five percent (5%) of Tenant’s actual Common Expense Costs liability for any calendar year, Landlord shall also, within the above sixty (60) day period, reimburse Tenant for audit costs reasonably incurred by Tenant up to $10,000 per audit.

(g)              Landlord shall have the exclusive right to contest any valuation of Real Estate Taxes, by legal proceedings, or in such other manner as it deems suitable. If Landlord obtains a refund or abatement of Real Estate Taxes, then Landlord shall first be entitled to receive a reimbursement from any refund or abatement for all expenses, including reasonable attorneys’ fees, incurred by it in connection with obtaining such refund or abatement, not previously reimbursed by Tenant to Landlord and not otherwise included in Real Estate Taxes pursuant to subsection (a)(vii) above. After deduction of the expenses described in the immediately preceding sentence, the Landlord shall credit Tenant’s with its proportionate share of the net refund or abatement of Real Estate Taxes for any year in which Tenant contributed to Real Estate Taxes pursuant to the terms hereof, against the next accruing Common Area Expenses, or if the Term shall have expired, Tenant’s proportionate share of the net refund or abatement shall be refunded to Tenant within thirty (30) days after receipt thereof by Landlord. Notwithstanding anything to the contrary contained in this Section 5, if the Term shall have expired as a result of a default by Tenant, or Tenant shall be in default of its obligations under this Lease on the Expiration Date, then Landlord shall have the right to retain Tenant’s proportionate share of the net refund or abatement and apply it against any Base Rent or Additional Rent that Tenant owes Landlord, if any.

6.             BUILDING SERVICES AND UTILITIES.

(a)

(i)           Landlord shall furnish to the Building and the Premises reasonable quantities of heating, ventilation and air conditioning through the office areas of the Premises heating ventilation and air-conditioning systems (the “HVAC Systems”) adequate to cool the Premises and heat sufficient to keep the Premises warm and to maintain indoor conditions measured at 72 degrees during the summer and winter with a variance of +/- 3 degrees. Landlord shall provide the HVAC Air Standards to the existing lab space. Landlord shall provide heating, ventilation and air conditioning to Tenant twenty four (24) hours a day, seven (7) days per week and 365 days per year. For purposes of this Lease, (i) “Business Hours” shall mean the hours of 8:00 a.m. through 6:00 p.m. Monday-Friday and the hours 8:00 a.m. through 1:00 p.m. on Saturday, and (ii) “Business Days” shall mean all days, excluding Saturdays and Sundays and all days observed as legal holidays by the State of New Jersey. Landlord shall furnish the Premises with electric current and service, water for drinking, lavatory and cleaning purposes, sanitary sewer, storm sewer, steam, chilled water, deionized water, compressed air, natural gas, and 180 degrees HVAC water, which costs, to the extent not otherwise paid by Tenant pursuant to the terms of this Lease, are included in the Common Expense Costs (collectively, the “Utilities”). Notwithstanding the preceding, Tenant shall pay Landlord directly for the following Utilities (collectively the “Invoiced Utilities”) utilized in the Premises and the same shall not be included in Common Expense Costs: electricity, natural gas, deionized water, water, and steam, which will be measured and charged pursuant to the methods and standards set forth on Exhibit “N”. For the avoidance of doubt, Tenant shall not be permitted to purchase electricity, steam or natural gas to service the Premises from a third-party provider. Tenant shall, from time to time, pay Landlord the charges for any Invoiced Utilities within thirty (30) days after Landlord presents a bill therefore, provided such charges shall include no mark-up beyond the tariff rates set forth on Exhibit “N”. Landlord shall provide nightly cleaning and janitorial services on Business Days including Saturdays, for the all Building Common Areas and shall furnish, install and replace all lighting tubes, lamps, bulbs and ballasts as same shall be required in such areas during the Term, which costs are included in the Common Expense Costs. Landlord shall provide passenger and service elevator service twenty-four (24) hours a day, seven (7) days per week and 365 days per year. Tenant shall provide for all cleaning and extermination services for the Premises, from whoever Tenant shall choose to hire, required by Tenant in the Premises and shall furnish, install and replace all lighting tubes, lamps, bulbs and ballasts required by Tenant in the Premises during the Term, at Tenant’s sole cost and expense. Except for Landlord’s obligation to deliver the Premises in the Delivery Condition, Tenant shall be solely responsible for the replacement, repair and maintenance of any utility equipment located within the Premises that only services the Premises. Landlord acknowledges that as of the Effective Date, all systems including, but not limited to electrical, plumbing and HVAC systems serving the Premises other than certain aspects of the electrical system are common and no systems currently only serve the Premises. Tenant’s use of electrical energy and any other utility in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical or any other utility equipment in or otherwise servicing the Premises; and (y) the HVAC systems of the Premises provided the capacity is at least that of comparable Class A buildings similarly located and provides the HVAC Air Standards. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, and other systems serving the Premises, or to stop any other services required by Landlord under this Lease (collectively, a “Provided Service Stoppage”), whenever and for so long as may be necessary by reason of (I) accidents, emergencies, strikes, or the making of repairs or changes which Landlord deems reasonably necessary or (II) any other cause beyond Landlord’s reasonable control. Except when a Provided Service Stoppage is required as a result of an emergency or other event which is not reasonably foreseeable, Landlord shall (A) provide Tenant not less than seventy-two (72) hours’ notice (which may be oral) before any Provided Service Stoppage, (B) cause any Provided Service Stoppage to take place in non-Business Hours to the extent reasonably practicable and (C) in the event Landlord learns that any Provided Service Stoppage which was to take place during non-Business Hours will extend into Business Hours, to promptly notify Tenant of same. Landlord shall not be liable to Tenant for interference in or interruption or any utility or other services, nor shall any curtailment or interruption constitute a constructive eviction or grounds for rental abatement in whole or in part hereunder, except as otherwise expressly provided in Section 6(b) below. Notwithstanding anything in Section 7(a) to the contrary, if required by Tenant’s use, Tenant shall be permitted, with Landlord’s reasonable approval, to increase the capacity of the two 2500lb passenger elevators serving the annex portion of the Building. Such work shall be performed by Tenant and at Tenant’s sole cost and expense and pursuant to the terms of this Lease (including, but not limited to, Section 22 hereof).

(ii)          In the event Tenant disputes any costs of Invoiced Utilities (for one or more months), Tenant shall notify Landlord of such dispute (provided Tenant shall (a) not have the right to dispute such costs more than one (1) time in any twelve (12) month period and (b) shall dispute any invoice for Invoiced Utilities within thirteen (13) months of receipt thereof). Following Landlord’s receipt of said notice, an officer or employee of Tenant or Tenant’s certified public accountant (Tenant will not use an auditor on a contingency fee basis) shall have the right after reasonable notice and at reasonable times to inspect Landlord’s Invoiced Utilities records at Landlord’s accounting office. Tenant shall use commercially reasonable efforts to keep all of the information disclosed in the course of Tenant’s review confidential, and shall use commercially reasonable efforts to require all of its representatives to agree to keep all such information confidential, except in connection with any dispute regarding Invoiced Utilities. Tenant shall complete Tenant’s review, and to the extent applicable, give Landlord written notice (a "Utilities Objection Notice") stating in reasonable detail any objection to the Invoiced Utilities cost, within ninety (90) calendar days after the commencement of any such audit. If Tenant provides Landlord with a timely Utilities Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Utilities Objection Notice. If they are unable to do so within thirty (30) days, then a certification as to the proper amount of the cost of Invoiced Utilities and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the two independent certified public accountants selected by each of Tenant and Landlord shall select a third independent certified public accountant. Such certification shall be final and conclusive as to all parties. Furthermore, if Tenant fails to provide Landlord with a timely (i) notice of Tenant’s intent to conduct an audit, or (ii) Utilities Objection Notice, then in either case the invoices for the subject Invoiced Utilities (i.e., those which have not been objected to within thirteen (13) months after Tenant’s receipt) shall be deemed final and binding, and Tenant shall have no further right to audit or object to same. In the event an audit discloses any errors, the appropriate party will make a correcting payment in full to the other party within sixty (60) days after the final determination and communication to all parties of the amount of such error. In the event of any errors on the part of Landlord costing Tenant in excess of five percent (5%) of Tenant’s actual Invoiced Utilities costs liability for any calendar year, Landlord shall also, within the above sixty (60) day period, reimburse Tenant for audit costs reasonably incurred by Tenant up to $10,000 per audit.

(b)              In the event that Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Premises or any portion thereof, as a result of any failure, for any reason, to provide any Utilities, which failure to provide Utilities shall include a diminution in the provision of any Utilities (an “Abatement Event”), then Tenant shall give Landlord notice (an “Abatement Event Notice”) of such Abatement Event. Landlord shall thereafter, use commercially diligent efforts to cause such Abatement Event to be cured as soon as reasonably possible, and if such Abatement Event continues for the Eligibility Period (defined below), then the Base Rent and Additional Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square footage of the portion of the Premises that Tenant is unable to use, bears to the total rentable square footage of the Premises; provided, however, that if Tenant resumes using any portion of the Premises it had previously been unable to use, then the Base Rent and Additional Rent allocable to such used portion, based on the proportion that the rentable square footage of such used portion of the Premises bears to the total rentable square footage of the Premises, shall be payable by Tenant to Landlord from the date Tenant used such portion of the Premises. The “Eligibility Period” means a period of three (3) consecutive calendar days after Landlord receives an Abatement Event Notice with respect to any Controllable Abatement Event (defined below), or in the case of any Non-Controllable Abatement Event, a period of seven (7) consecutive calendar days after Landlord receives an Abatement Event Notice with respect to the applicable Non-Controllable Abatement Event. A “Non-Controllable Abatement Event” means any Abatement Event that results from any failure, for any reason that is not within the reasonable control of Landlord, to provide any Utilities (and for purposes hereof, any Abatement Event that is not a Non-Controllable Abatement Event shall be referred to as a “Controllable Abatement Event”).

(c)               At Tenant’s sole cost and subject to all applicable laws and legal requirements, Tenant may install, operate, test, and maintain a generator (the “Generator”) in or adjacent to the Building in a location reasonably acceptable to Landlord. The Generator shall be deemed equipment that is Tenant’s Property. The Generator and Generator pads will be constructed in accordance with plans and specifications reasonably approved in advance by Landlord, which plans will include fencing and curbing as is necessary to contain any fuel spill. Tenant, in its sole discretion and at its sole expense, shall be responsible for all maintenance, repair and replacement of the Generator. In connection with the maintenance, replacement, repair and operation of the Generator, Tenant shall comply with all applicable Laws and shall procure, maintain and pay for all permits and licenses required therefore, including all renewals thereof. At Tenant’s sole cost and either prior to the expiration of the Term, Tenant will remove the Generator and, if instructed to do so by Landlord, the Generator pads. Tenant agrees that upon removal of the Generator, Tenant shall restore all feeds into the Generator to the condition they were in prior to the installation of the Generator.

(d)

(i)           Throughout the Term, Tenant shall have the exclusive right, at Tenant's sole cost and expense, to use, maintain and operate the two (2) uninterruptible power supply systems (the "Existing UPS Systems") located in the Buildings and servicing the Premises, together with the room that houses the Existing UPS Systems, subject to all of the applicable terms, covenants and provisions of this Lease. Tenant acknowledges that the Existing UPS Systems are delivered in their “as is,” “where is” condition, without any warranties or representations or any kind whatsoever, including, but not limited to, any implied representations or warranties. Tenant covenants and agrees that throughout the Term, Tenant shall maintain, replace, repair and operate the Existing UPS Systems at the sole cost and expense of Tenant and without any charge, cost or expense to Landlord. In connection with the maintenance, replacement, repair and operation of the Existing UPS Systems, Tenant shall comply with all applicable Laws and shall procure, maintain and pay for all permits and licenses required therefore, including all renewals thereof. Tenant, at Tenant's sole cost and expense, shall promptly repair any and all damage to the Buildings and to any part of the Project caused by or resulting from the maintenance, replacement, repair, operation or removal of the Existing UPS Systems by Tenant pursuant to the provisions of this Section, except to the extent that such maintenance, repair, replacement, operation or removal resulted in a casualty not caused by Tenant that caused such damage. All costs (if any) incurred by Landlord in connection with the Existing UPS Systems, including, without limitation, the maintenance and operation thereof, shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days after Landlord’s invoice to Tenant therefor. The Existing UPS Systems shall be solely available to Tenant for use with the Premises and not to any other Tenant or any other portion of the Building.

EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD MAKES NO WARRANTIES OF WHATSOEVER NATURE REGARDING THE EXISTING UPS SYSTEMS, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF LANDLORD AND TENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES AS BETWEEN LANDLORD AND TENANT. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS LEASE, LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, ARISING OUT OF OR IN CONNECTION WITH, THE USE OF, FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF THE EXISTING UPS SYSTEMS, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EXCEPT FOR ANY SUCH LOSSES, DAMAGE OR INJURY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS AGENTS, CONTRACTORS, EMPLOYEES OR INVITEES OR LANDLORD'S FAILURE TO PERFORM OR OBSERVE ANY OF ITS OBLIGATIONS OR COVENANTS UNDER THIS LEASE.

(ii)          Throughout the Term, Tenant shall have the exclusive right, at Tenant's sole cost and expense, to use, maintain and operate the existing 250kw generator currently serving the annex portion of the Premises (the "Existing Generator"), subject to all of the applicable terms, covenants and provisions of this Lease. Tenant acknowledges that the Existing Generator is delivered in its “as is,” “where is” condition, without any warranties or representations or any kind whatsoever, including, but not limited to, any implied representations or warranties. Tenant covenants and agrees that throughout the Term, Tenant shall maintain, replace, repair and operate the Existing Generator at the sole cost and expense of Tenant and without any charge, cost or expense to Landlord. In connection with the maintenance, replacement, repair and operation of the Existing Generator, Tenant shall comply with all applicable Laws and shall procure, maintain and pay for all permits and licenses required therefore, including all renewals thereof. Tenant, at Tenant's sole cost and expense, shall promptly repair any and all damage to the Buildings and to any part of the Project caused by or resulting from the maintenance, replacement, repair, operation or removal of the Existing Generator by Tenant pursuant to the provisions of this Section, except to the extent that such maintenance, repair, replacement, operation or removal resulted in a casualty not caused by Tenant that caused such damage. All costs (if any) incurred by Landlord in connection with the Existing Generator, including, without limitation, the maintenance and operation thereof, shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days after Landlord’s invoice to Tenant therefor. The Existing Generator shall be solely available to Tenant for use with the Premises and not to any other Tenant or any other portion of the Building.

EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD MAKES NO WARRANTIES OF WHATSOEVER NATURE REGARDING THE EXISTING GENERATOR, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF LANDLORD AND TENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES AS BETWEEN LANDLORD AND TENANT. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS LEASE, LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, ARISING OUT OF OR IN CONNECTION WITH, THE USE OF, FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF THE EXISTING GENERATOR, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EXCEPT FOR ANY SUCH LOSSES, DAMAGE OR INJURY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS AGENTS, CONTRACTORS, EMPLOYEES OR INVITEES OR LANDLORD'S FAILURE TO PERFORM OR OBSERVE ANY OF ITS OBLIGATIONS OR COVENANTS UNDER THIS LEASE

(e)               Tenant shall have the right to utilize the existing Buildings 17/21 generator servicing a portion of the Premises as well as other spaces (both in the Building and in the neighboring building) to the extent same is, as of the Effective Date, connected to outlets/connections within the Premises. Tenant shall not have the right to increase the number of outlets/connections to such generator (Tenant hereby acknowledging that Landlord has informed Tenant that no additional capacity is available from same). Landlord shall maintain the generator and the costs for any such maintenance, repair and operation shall be Building Operating Costs.

(f)                Subject to Landlord's reasonable rules and regulations governing the same, and subject to any rights of Landlord to consent to modification, alteration or use of the Premises as expressly set forth in this Lease, Tenant may obtain from third party providers other utilities consumed in and/or furnished to the Premises in conjunction with the operation of Tenant's business and Tenant shall pay directly to the provider thereof, as and when due, all sums due in conjunction with such utilities (including all applicable taxes, penalties, surcharges and maintenance charges pertaining thereto), and in connection therewith Tenant may convert the existing Argon distribution system located within the Premises to another gas system and utilize the existing distribution system for Tenant’s Optional Utilities. Such utilities, hereinafter referred to as "Tenant’s Optional Utilities" shall include but not be limited to telecommunications service, internet service, liquid nitrogen, and the supply of oxygen, carbon dioxide, nitrogen and inert gases. In addition, Tenant shall pay any and all other costs associated with Tenant's Optional Utilities, including, but not limited to, any costs for security or additional monitoring relating to same. Tenant, at its cost, shall be responsible for operation, maintenance and repair of all system components and equipment relating to Tenant's Optional Utilities whether located within the Premises or outside of the Premises. Tenant's Optional Utilities shall not interfere with Landlord's providing of the Utilities and shall not be deemed to be included in the defined term "Utilities" as such term is used in this Lease. Tenant shall have the Landlord shall cooperate with Tenant in providing access rights to Tenant outside of the Premises, at locations reasonably acceptable to Landlord, to the extent required for placement, operation, maintenance and/or repair of equipment and system components related to any of Tenant's Optional Utilities. Landlord shall use commercially reasonably efforts not to interfere with or disturb Tenant’s Optional Utilities, provided that Landlord shall not be obligated to employ overtime labor or incur additional costs in connection with such efforts.

7.             MAINTENANCE AND REPAIRS.

(a)               Subject to Section 7(b) hereof, Landlord shall make all structural repairs and replacements to the Premises necessary for safety and tenantability, and shall maintain, repair and replace, the foundation, the bearing walls, the structural columns and beams, the exterior walls, the exterior windows, the roof (excluding any rooftop antennas or other telecommunications facilities permitted to be maintained by Tenant on the roof of the Building, if any, pursuant to the terms of this Lease), the passenger and service elevators, the common portions of the Building interior and the Building HVAC, electric, sanitary, and other systems serving the Premises and/or the Building; provided, however, that if such repairs and replacements are necessitated by the intentional acts or gross negligence of Tenant or Tenant’s Agents, then Tenant shall reimburse Landlord, upon demand, for the reasonable cost thereof.

(b)              Tenant shall take such action as may be reasonably necessary or appropriate to keep and maintain the Premises in good order and condition, and shall keep the Premises in good order and condition (excepting ordinary wear and tear, casualty damage pursuant to Section 12, damage by fire, earthquake, act of god, or the elements alone excepted, and subject to any items which are the obligation of Landlord to repair or replace pursuant to the terms of this Lease). Except as expressly provided in this Lease, Landlord shall not be obligated in any way to maintain, alter or repair the Premises. Notice is hereby given that, except with respect to repairs or restoration undertaken by Landlord, Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant, and that no mechanics' or other liens for any such labor or materials shall attach to or affect the interest of Landlord in and to the Building.

(c)               All maintenance and repairs performed by, on behalf of or for the account of Tenant (i) shall be completed expeditiously in a good and workmanlike manner and in compliance with all applicable Laws, (ii) shall be completed free and clear of all liens and (iii) shall be performed by contractors reasonably approved by Landlord.

8.                  INSURANCE AND INDEMNIFICATION.

(a)               Tenant shall obtain, and shall keep in full force and effect during the Term, the following insurance coverages on a primary and non-contributory basis, with insurers which are authorized to do business in the State of New Jersey and which are rated at least A- VIII in Best's Key Rating Guide:

(i)           commercial general liability insurance on an occurrence form no less broad than ISO form CG00010413 (including, during any period when Tenant is making Alterations (as defined in Section 22) or improvements to the Premises), against claims for third party bodily injury, death or property damage occurring on, in or about the Premises with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. The limit required may be achieved by the combination of general liability and umbrella / excess liability. Any umbrella / excess liability will provide coverage excess of the underlying Commercial General Liability on a follow form basis, Auto liability and employer’s liability insurance;

(ii)          workers' compensation insurance coverage for the full statutory liability of Tenant and employers liability insurance coverage (but in any event with a limits not less than (a) One Million Dollars ($1,000,000) for injury by accident, each accident; (b) One Million Dollars ($1,000,000) for injury by disease, each employee; and (c) One Million Dollars ($1,000,000) for injury by disease, policy limit.

(iii)         business income and extra expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to those events commonly insured against by reasonable prudent tenants and/or attributable to Tenant’s inability to access or to occupy (all or part of) the Premises, for a period not less than twelve (12) months, provided that until the one (1) year anniversary of the Effective Date, Tenant will only be required to carry such insurance for a period of ninety (90) days;

(iv)         Immediately prior to the commencement of any Alterations, including the Tenant’s Initial Tenant Improvement Work and any Specialty Installations (as both such terms are hereinafter defined) by or for Tenant and continuing through the completion of same, “builder's risk” insurance (in completed value non-reporting form) or equivalent coverage insuring the Alterations in an amount not less than the actual replacement value thereof.  Landlord shall be responsible for builder’s risk coverage with respect to and during construction of Landlord’s Post Delivery Date Work and the installation of the Initial Tenant Improvement Work in the event Landlord constructs same;

(v)         Special Form property coverage on all improvements and Alterations made by, on behalf of and/or at the expense of Tenant in or about the Premises or other portions of the Building, if applicable (including, without limitation, the Tenant’s Initial Tenant Improvement Work and any Specialty Installations ) to the extent of their full replacement value;

(vi)         Commercial automobile liability insurance coverage, including hired and non-owned vehicles with a combined single limit of not less than $1,000,000 per accident; and

(vii)       such other insurance with respect to the Premises in such amounts and against such insurable exposures as may reasonably and customarily be required by any mortgagee holding a first lien upon the Building.

Tenant shall cause, via a written agreement, any contractor who is engaged in the actual construction, renovation, or remodeling of the Premises (i.e. excluding design professionals, janitors, cleaning staff etc.) working for or on behalf of Tenant in or about the Premises to maintain the same levels of insurance as required of Tenant in this Section 8 as to coverage types, limits and terms. Such requirements shall include such contractors adding Landlord and Landlord’s managing agent as additional insured per Section 8 (b), and contractor’s insurance being primary and non-contributory with respect to those additional insureds. Tenant and or contractor shall provide evidence of such insurance to Landlord prior to entering the Premises, prior to each renewal and otherwise upon such reasonable request by Landlord.

(b)              The policies of insurance required to be maintained by Tenant pursuant to Section 8(a) shall name Tenant as named insured and shall name Landlord and Landlord’s managing agent as additional insured parties (except for workers' compensation and employers liability insurance, automobile liability, and business interruption insurance) and shall be reasonably satisfactory to Landlord. In addition, said policies of insurance (except for worker's compensation insurance) shall not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Premises against the peril involved, whether collectible or not;. In addition to the foregoing, Landlord may, to the extent permitted by law, require that Tenant name as additional insureds, Landlord and/or Landlord’s management company, as Landlord may designate in writing, and original or duplicate policies evidencing the addition of such parties as additional insureds shall be delivered to Landlord not later than ten (10) days following Landlord’s written notice designating such additional insureds.

(c)              On or prior to the Effective Date, Tenant shall deliver to Landlord certificates of insurance evidencing all the insurance which is required to be maintained hereunder by Tenant, and, endeavor to provide within ten (10) days prior to the expiration of any such insurance, other certificates evidencing the renewal of such insurance.

(d)              Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by Section 8(a) unless Landlord and Tenant are named as insureds and additional insureds as applicable therein.

(e)               From and after the Commencement Date, Landlord shall:

(i)           keep the Project (provided, however, in no event shall such insurance cover the property required to be insured by Tenant pursuant to the provisions of Section 8(a)(v) above), insured against physical loss or damage by perils that may be included in the special form/cause of loss “all-risk” insurance;

(ii)          maintain Commercial General Liability Coverage with respect to the Premises, and the conduct and operation of its business therein, including products and completed operations, and carrying the same coverages and same minimum limits required to be carried by Tenant pursuant to this Lease, but which shall, with respect to claims arising from or alleged to arise from the acts or omissions of Tenant under this Lease, be excess and not primary coverage (which may be satisfied through a combination of primary coverage and umbrella liability coverage so long as the protection afforded thereunder shall be no less than would be afforded under a separate policy covering only the Premises);

(f)                insure against such other hazards and in such amounts as Landlord may reasonably deem necessary or desirable from time to time, provided that such insurance is then customarily maintained in buildings of similar construction, use and class in the area in which the Project is located. Such insurance will be with financially sound and reputable insurance companies. Further, the insurance coverages required by Landlord in this Section 8 may be provided by a blanket policy covering the Buildings, the Project, and other properties leased or owned by Landlord.

(g)               Landlord hereby waives and releases Tenant, and Tenant hereby waives and releases Landlord, from any and all liabilities, claims and losses for which the released party is or may be held liable to the extent of any insurance proceeds received by said injured party.

(h)               Each party hereto shall have included in each of its insurance policies (insuring the Building in the case of Landlord, and insuring Tenant’s personal property, trade fixtures, equipment and improvements (including the Tenant’s Initial Tenant Improvement Work and any Specialty Installations) in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer's right of subrogation against the other party to this Lease. If there is any extra charge for such waiver, the party requesting the waiver shall pay the extra charge therefor. If such waiver is not enforceable or is unattainable, then such insurance policy shall contain either an (A) express agreement that such policy shall not be invalidated if Landlord or Tenant, whichever the case may be, waives the right of recovery against the other party to this Lease or (B) any other form for the release of Landlord or Tenant, whichever the case may be. If such waiver, agreement or release shall not be, or shall cease to be, obtainable from Landlord’s insurance company or from Tenant’s insurance company, whichever the case may be, then Landlord or Tenant shall notify the other party of such fact and shall use its best efforts to obtain such waiver, agreement or release from another insurance company satisfying the requirements of this Lease.

(i)               Tenant hereby indemnifies, and shall protect, defend and hold Landlord, Landlord Parties (as hereafter defined) and the Project’s managing agent (as designated by Landlord) harmless from and against all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys' fees and expenses) and judgments of any nature, (except to the extent Landlord is compensated by insurance maintained by Landlord or Tenant hereunder and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of Landlord, its agents, servants or employees), arising, or alleged to arise, from or in connection with (a) any breach or default (beyond any applicable notice and cure periods as outlined in this Lease) in the performance of any obligation of Tenant to be performed under the terms of this Lease, (b) Tenant’s use of the Premises or the conduct of Tenant’s business therein, (c) any condition of the Premises to the extent same are not the responsibility of Landlord, (d) arising from any accident, injury or damage whatsoever caused to any person or property occurring during the Term in the Premises (and for so long after the end of the Term as Tenant or any party claiming by, through or under Tenant remains in possession of the Premises), and (e) any intentional act or gross negligence of Tenant, or any of Tenant’s Agents, arising from any activity, work or things done by Tenant, or any of Tenant’s Agents, in or about the Project, Tenant’s use of the Project, or from the conduct of Tenant’s business in or about the Project. Tenant will resist and defend any action, suit or proceeding brought against Landlord by reason of any such occurrence by independent counsel selected by Tenant, which is reasonably acceptable to Landlord. The obligations of Tenant under this Section 8(h) shall survive any termination of this Lease.

(j)                Notwithstanding any provision contained herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claims, actions or causes of action against the other, its agents, servants, partners, shareholders, officers, or employees, for any loss or damage that may occur to the Premises, the Buildings, the Common Areas, the parking areas or the Project, or any improvements thereto, or any personal property of such party therein, caused or occasioned by any peril which is or could be insured under the special form coverage insurance policies required to be carried by any party under this Lease, or which is otherwise insured, regardless of cause or origin, including the negligence of the other party hereto, its agents, officers, partners, shareholders, servants or employees.

(k)               Landlord agrees to protect, defend, indemnify and hold harmless Tenant, and its authorized representatives, from all claims, costs (including reasonable attorneys' and experts' fees), expenses, and liabilities resulting from (a) any breach or default (beyond any applicable notice and cure periods as outlined in this Lease) in the performance of any obligation of Landlord to be performed under the terms of this Lease, (b) the gross negligence or willful misconduct of Landlord, or its authorized representatives, contractors, licensees and invitees or (c) any condition of the Project to the extent the same is not the responsibility of Tenant. Landlord's obligations under this paragraph shall survive the expiration or earlier termination of the Lease.

9.                  PARTY'S RIGHT TO PERFORM THE OTHER'S COVENANTS.

Tenant and Landlord covenants and agrees that if either party shall at any time fail to perform any of the covenants on its part to be made or performed under this Lease beyond any applicable notice and cure periods, the non-defaulting party may, but shall not be obligated, without waiving or releasing the defaulting party from any obligation under this Lease, perform such act to the extent that the party may deem desirable and any such act shall not constitute an eviction. All reasonable expenses incurred by the non-defaulting party in connection therewith shall be due and payable by the defaulting party. In the case of Tenant being the defaulting party, such expenses shall be deemed Additional Rent hereunder and be payable to the Landlord within thirty (30) days of the request therefor.

10.           CONDEMNATION.

(a)               If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (the “Vesting Date”) and Base Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking, as reasonably determined by the parties. Further, in the event of such partial taking, Tenant shall have the option to terminate this Lease as of the Vesting Date if Tenant reasonably concludes that the remaining portion is not suitable for Tenant’s continuing use. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date.

(b)               The entire compensation award for any taking shall belong to and be the property of Landlord, including but not limited to, all damages as compensation for diminution in value of the leasehold, reversion, and fee, without any deduction therefrom for any present or future estate of Tenant, except Landlord shall cooperate with Tenant to recover compensation for the cost of the Initial Tenant Improvements and any Tenant Alterations, and for Tenant’s moving costs and loss of goodwill and that Tenant shall be entitled to receive such portion thereof as may be allocated to compensation paid for Tenant's Property, provided that Tenant so proves in any such condemnation proceeding. Tenant shall be entitled to pursue its own separate claim against the condemning authority for loss of business and the cost of relocation, so long as such claim does not reduce the award to which Landlord is entitled.

(c)               For the purpose of this Section 10, a sale to such public or quasi-public authority under threat of condemnation shall constitute a vesting of title and shall be construed as a taking by such condemning authority.

11.          QUIET ENJOYMENT.

Landlord covenants and agrees that Tenant, upon paying the Base Rent and Additional Rent and performing and fulfilling the covenants, agreements, and conditions of this Lease on the Tenant's part to be performed and fulfilled, shall at all times peaceably and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by the Landlord or any person(s) claiming through the Landlord, subject, however, to the terms and conditions of this Lease.

12.           DAMAGE OR DESTRUCTION.

(a)               In the event the Premises or the Project are damaged by fire or other event (a “Casualty”) or if portions of the Project outside the Premises are damaged such that Tenant is unable to access or use the Premises following the Effective Date, Landlord shall promptly and diligently repair such damage and restore the Premises and or the Project (but not the Tenant Improvements, any Alterations, or Tenant’s personal property or trade fixtures) to substantially the same condition to that which existed prior to such Casualty, subject to the rights as outlined herein. Landlord shall retain a reputable, independent third-party contractor reasonably acceptable to Tenant who, within forty-five (45) days of such casualty, shall give written notice (the “Determination Notice”) to Landlord and Tenant of its determination of how long it will take to rebuild and restore the damaged Premises to the Delivery Condition (as hereafter defined). In addition, Landlord shall, within such forty-five (45) day period, obtain written confirmation from the mortgagee of the Premises, if any, as to whether it will make all or substantially all of the insurance proceeds payable in connection with such casualty available for restoration (the “Mortgagee Notice”), and Landlord shall promptly deliver the Mortgagee Notice to Tenant. In the event that the Premises is so destroyed that it cannot be repaired or rebuilt to the Delivery Condition within one hundred eighty (180) days after the expiration of forty-five (45) days after the date of such casualty, or if there are less than twenty four (24) months remaining in the Term and the Premises are so damaged that it cannot be repaired or rebuilt within sixty (60) days after the expiration of forty-five (45) days after the date of such casualty, or the mortgagee of the Premises has informed Landlord that such mortgagee will not make all or substantially all of the insurance proceeds payable in connection with such casualty available for restoration or if more than fifty percent (50%) of the gross rentable area of the Building is rendered untenantable (even if the Premises is undamaged), then, within thirty (30) days of delivery of the Determination Notice and Mortgagee Notice, by delivery of a notice to the other, either Landlord or Tenant may terminate this Lease. Notwithstanding the preceding, there will be no right to terminate this Lease solely as a result of the mortgagee of the Premises informing Landlord that such mortgagee will not make all or substantially all of the insurance proceeds payable in connection with such casualty available for restoration if the reasonably estimated amount to restore the Premises is less than Five Hundred Thousand Dollars ($500,000). Upon the giving of any termination notice pursuant to this Section, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate, and in such event the Base Rent and all Additional Rent and other sums payable under this Lease shall be apportioned and paid in full by Tenant to Landlord to the date of the casualty, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination shall survive.

(b)              If this Lease is not terminated pursuant to Section 12(a), Landlord shall expeditiously and diligently (subject to Force Majeure and Tenant Delays and taking into account the time necessary to adjust insurance proceeds, prepare plans and specifications, and obtain all required governmental approvals) repair such damage and restore the Premises to the Delivery Condition, subject to modifications required by applicable Laws. Landlord and Tenant shall cooperate and coordinate with each other regarding the performance of their respective restoration obligations. In the event that any portion of the Premises is rendered unusable as a result of the Casualty, then, from the date of such casualty until such time that Landlord substantially completes all of its restoration obligations with respect to such casualty pursuant to Section 12(a) of this Lease, (a) Base Rent shall abate in proportion to the portion of the Premises rendered unusable, utilizing the Base Rent rate applicable to any such portion of the Premises, and (b) the Additional Rent consisting of Common Expense Costs shall abate in proportion to the rentable square footage of the portion of the Premises rendered unusable, including all material restorations required for Tenant to occupy the Premises for its intended use.

(c)              Landlord shall not be required to repair any damage to, or to make any repairs or replacements of, the Alterations made by or for the benefit of Tenant after the Commencement Date other than the Landlord’s Post Delivery Work, or to the Retained FFE or any fixtures, furniture or equipment installed in the Premises that Landlord is not otherwise required to repair or restore in order to restore the Premises to the Delivery Condition. Tenant shall be responsible to repair any damage to, or to make any repairs or replacements of, any Alterations made by or for the benefit of Tenant including the Tenant’s Initial Tenant Improvement Work, any Specialty Installations, the Retained FFE and any fixtures, furniture or equipment installed in the Premises that Landlord is not otherwise required to repair or restore in order to restore the Premises to the Delivery Condition.

(d)              If this Lease is terminated by either party as a consequence of a Casualty in accordance with any of the provisions of this Section 12: (i) all proceeds of insurance required to be maintained by Landlord shall be paid to Landlord subject to the rights of any mortgagee; (ii) Landlord (subject to the rights of any mortgagee) and Tenant each shall be paid its respective share (described below) of the proceeds actually recovered under the policy of property insurance maintained by Tenant under this Lease on account of any damage to or destruction of the Initial Tenant Improvements; and (iii) Tenant shall be paid all proceeds of the policy of property insurance maintained by Tenant under this Lease paid on account of any damage to or destruction of any Alterations and Tenant’s trade fixtures, furnishings, equipment and all other items of personal property of Tenant. For the purposes of item (ii) of the immediately preceding sentence, Landlord’s share of recovered proceeds shall be equal to the total of the unamortized balance of the Construction Credit, if any, and Tenant shall receive the balance of such proceeds.

13.           SUBORDINATION.

(a)               Subject to the terms of this Section 13, Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds to secure debt, deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. The subordination of this Lease to any Security Documents is conditioned upon Landlord obtaining and delivering to Tenant a commercially reasonable subordination, attornment and non-disturbance agreement (an “SNDA”) from any such existing and future mortgagee which may be on such mortgagee’s standard form, with such changes as are reasonably mutually acceptable to such mortgagee and Tenant. Landlord covenants to obtain such SNDA from any mortgagee existing as of the Commencement Date hereof within thirty (30) days of the Effective Date. Tenant shall execute and deliver the SNDA provided, however, in no event shall the Tenant’s failure to execute such SNDA (provided same satisfies the foregoing conditions), affect Tenant’s obligation to subordinate this Lease and in the event Tenant so fails to execute such SNDA this Lease and Tenant’s rights hereunder shall nonetheless be subordinate to the Security Documents that is the subject of said SNDA.

(b)               If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to be subject to the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired Lease Term then remaining).

14.           SURRENDER OF PREMISES.

(a)               On or before the Expiration Date, whether by forfeiture or expiration of time, Tenant shall surrender the Premises to Landlord in as good condition as when received by Tenant from Landlord on the Commencement Date except for reasonable wear and tear, casualty damage pursuant to Section 12, damage by fire, earthquake, act of god, or the elements alone excepted, and subject to any items which are the obligation of Landlord to repair or replace pursuant to the terms of this Lease and Tenant shall remove (i) all Tenant’s Property in accordance with the provisions of Section 16, and (ii) any Alteration to the Premises made by Tenant in accordance with the provisions of Section 22 that Landlord requires removal thereof by Tenant prior to the Expiration Date.

(b)               In addition to (and in no way limiting) Tenant’s obligations under subsection (a) above, at least forty-five (45) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a draft facility decommission and Hazardous Materials closure plans for the Premises (the “Exit Survey Plan”) prepared by an independent third party reasonably acceptable to Landlord, with Landlord’s acceptance not to be unreasonably withheld, delayed or conditioned. Prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (i) a final Exit Survey prepared by an appropriately qualified third-party environmental professional or certified industrial hygienist, in either case that is reasonably acceptable to Landlord, with Landlord’s acceptance not to be unreasonably withheld, delayed or conditioned; (ii) written evidence of all required governmental releases obtained by Tenant in accordance with all applicable Laws, including, but not limited to, laws pertaining to the surrender of the Premises and (iii) proof that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI”) Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey caused by or attributed to the operations of Tenant on, at, or in the Premises during the Term and compliance with any recommendations set forth in the Exit Survey with respect to said recognized environmental conditions. Tenant’s obligations under this subsection (i) are in addition to any other obligations Tenant has herein with respect to Hazardous Materials and (ii) shall survive the expiration or earlier termination of this Lease.

15.           DEFAULT BY TENANT.

(a)               The occurrence of any of the following shall constitute an Event of Default:

(i)           Any installment of Base Rent or Additional Rent required to be paid by Tenant hereunder, or any part thereof shall at any time be in arrears and unpaid for ten (10) days following Landlord’s written notice that the same is past due, or

(ii)          There is any default or breach on the part of Tenant in the observance or performance of any of the other covenants, agreements, or conditions of this Lease on the part of Tenant to be kept and performed and said default or breach shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such default cannot reasonably be cured within thirty (30) days and in such case, Tenant shall have commenced to cure said default within said thirty (30) days and thereafter continue diligently to pursue to completion the curing of same, but in no event (other than Force Majeure) to exceed ninety (90) days after notice from Landlord to Tenant, or

(iii)         The leasehold estate hereby created shall be taken on execution or by other process of law pursuant to a bankruptcy or similar proceeding (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days after the filing).

(b)               If and whenever any Event of Default as defined above or elsewhere in this Lease shall occur and is continuing beyond any all applicable cure periods, Landlord shall have the right at its election then or at any time thereafter to pursue any one or more of the following remedies in addition to all other rights or remedies provided herein or at law or in equity:

(i)           Re-enter the Premises in accordance with the process of law, take possession of all buildings, improvements, additions, alterations, equipment and fixtures thereon, and eject all parties in possession therefrom, without being liable to any prosecution for said re-entry, and, without terminating this Lease, at any time and from time to time, relet the Premises or any part thereof for the account of Tenant or otherwise, receive and collect the rents therefor, applying the same first to payment of such reasonable expenses as Landlord may have paid, assumed or incurred in recovering possession of the Premises, including, without limitation, costs, expenses and reasonable attorney's fees, brokerage and reasonable remodeling of the Premises, paid, assumed or incurred by Landlord in connection with reletting the Premises, and then to the fulfillment of the covenants of Tenant. Any such reletting as provided for herein may be for the remainder of the Term as originally granted or for a longer or shorter period. Landlord may execute any Lease made pursuant to the terms hereof in Landlord's own name and Tenant shall have no right or authority whatever to collect any rent whatever from such subtenant. In any case and whether or not the Premises or any part thereof be relet, Tenant shall pay to Landlord all sums required to be paid by Tenant up to the time of re-entry by Landlord, and thereafter Tenant shall, if required by Landlord, pay to Landlord until the end of the Term, the equivalent amount of all rent and other charges required to be paid by Tenant under the terms of this Lease, less the avails of any such reletting during the Term, if any, after payment of the expenses of Landlord as aforesaid, and the same shall be due and payable on the rent days herein specified. No such re-entry by Landlord shall constitute an election to terminate this Lease unless and until Landlord thereafter gives Tenant written notice of Landlord's election to terminate this Lease. Actions to collect any amounts due by Tenant as provided in this Section 15 may be brought from time to time on one or more occasions without the necessity of Landlord's waiting until the expiration of the Term;

(ii)          Terminate this Lease, and in accordance with applicable law, expel and remove Tenant, or any other person or persons in occupancy from the Premises, together with their goods and chattels, and repossess and enjoy said Premises together with all improvements, additions, Alterations, equipment and fixtures thereon, and in addition to any other remedy it may have, Landlord may recover from Tenant all reasonable damages it may incur by reason of such breach by Tenant. Notwithstanding anything to the contrary contained herein, except as set forth in Section 17 below, in no event shall Landlord or Tenant be liable to the other for consequential or punitive damages as a result of such parties default hereunder.

(c)               Landlord shall use commercially reasonable efforts to re-let the Premises to mitigate its damages upon the occurrence of an Event of Default under this Lease. For the purposes hereof, “commercially reasonable efforts” shall mean the following actions, which actions shall create an irrebuttable presumption that Landlord has fulfilled such obligation: (i) Landlord shall include the availability of the Premises in Landlord’s leasing flyers sent to brokers (if any), commencing following Landlord’s recovery of possession of the Premises, and ending upon re-leasing of the Premises; and/or (ii) Landlord shall engage an independent commercial real estate broker to re-let the Premises, the cost and expense of which shall be an element of Landlord’s damages in addition to any other damages recoverable pursuant to this Lease. Nothing contained herein shall require Landlord to re-let the Premises prior to or with any preference over the leasing of any other similar premises of Landlord in the Project.

16.           TENANT'S PROPERTY.

Upon termination of this Lease by expiration of time or otherwise, Tenant shall remove all of its furniture, furnishings, trade fixtures, equipment (excluding the Retained FFE) and personal property (collectively, the “Tenant’s Property”) from the Premises. Tenant shall be obligated to repair any damage to the Premises, Building and Common Areas caused by such removal.

17.            HOLDING OVER.

In the event Tenant remains in possession of the Premises after termination of this Lease, such holding over shall not be deemed to extend the Term and Tenant shall be deemed to be occupying the Premises as a holdover Tenant, (i) at a Base Rent equal to one and one quarter (1.25) times the Base Rent due in the month preceding the earlier termination or Expiration Date, for the first three (3) months of any such holdover, and thereafter (ii) at a Base Rent equal to one and one half (1.5) times the Base Rent due in the month preceding the earlier termination or Expiration Date, as applicable, for each calendar month or portion thereof that Tenant holds over, subject to all the other conditions, provisions and obligations of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises will be extremely substantial, will exceed the amount of the monthly Base Rent payable hereunder and will be impossible to accurately measure. In addition to such increases in Base Rent, in the event of a holdover that exceeds thirty (30) days after the termination of this Lease, Tenant shall indemnify and hold Landlord harmless from any damages or losses suffered as a result of Tenant’s failure to timely vacate the Premises. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Expiration Date, and Landlord, upon said Expiration Date, shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Premises. The provisions of this Section 17 shall survive the expiration or sooner termination of this Lease.

18.           SECURITY DEPOSIT.

Intentionally Deleted.

19.           FORCE MAJEURE.

Except to the extent expressly set forth herein, in no event shall either party by deemed to be in default of its non-monetary obligations hereunder to the extent such party is prevented from or delayed in performing such non-monetary obligation by reason of acts of God, fire, earthquake, flood, explosion, action of the elements, war, hostilities, invasion, acts of terrorism, insurrection, riot, mob violence, sabotage, reasonably unforeseen governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, declared state of emergency or public health emergency or pandemic (including, without limitation, Covid-19); government mandated quarantine or travel bans; government mandated closures, disruption, breakdown, delayed production or interruption for any period of time; interruptions to transportation, or the use of equipment, labor, or materials, including, without limitation, the closure of government buildings, airports, harbors, railroads, or pipelines, or other infrastructure due to worldwide or regional pandemic or other health related event disruptions, or other causes reasonably beyond such party’s control and in any such event which by the exercise of commercially reasonable diligence such party is unable, wholly or in part, to prevent or overcome (“Force Majeure”).

20.          INTENTIONALLY DELETED

21.           ESTOPPEL CERTIFICATES.

Tenant shall, within twenty (20) days after written request from Landlord (but not more frequently than once in any calendar year), execute, acknowledge, and deliver to Landlord or to Landlord's mortgagee, proposed mortgagee, land lessor or proposed purchaser of the Building, the Project or any part thereof, any reasonable estoppel certificate requested by Landlord, from time to time, which estoppel certificates shall show, among other thing, whether the Lease is in full force and effect and whether any changes may have been made to the original Lease; whether the Term of the Lease has commenced and full rental is accruing; whether to the best of Tenant’s knowledge there are any defaults by Landlord and, if so, the nature of such defaults, whether possession has been assumed and all improvements to be provided by Landlord have been completed; whether rent has been paid more than thirty (30) days in advance and that, to the best of Tenant’s knowledge, there are no liens, charges, or offsets against rental due or to become due (provided same is true).

22.           ALTERATIONS OR IMPROVEMENTS BY TENANT.

(a)               After the installation of the Initial Tenant Improvements pursuant to this Lease, which Landlord consent has already been obtained, Tenant may, from time to time, at its expense, make alterations or improvements and install any Tenant’s Property, in and to the Premises (hereinafter collectively referred to as “Alterations”) provided that Tenant first obtains the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned; provided that, Landlord shall have the right to withhold its consent to any Alterations which: (1) are, except for the Known Structural Alterations (as defined below) of a structural nature and affect the structural integrity of the Building; (2) except for the Known Structural Alterations, affect the interior of the Premises; or (3) affect the proper functioning of the HVAC, sanitary and other service systems of the Premises. For the avoidance of doubt, it shall be reasonable for Landlord to withhold its consent to Known Structural Alterations if such Alterations would (or could reasonably be expected to) damage the Building structure and/or affect any portion of the Building other than the Premises. Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations. Landlord shall respond to Tenant’s written request for Landlord’s consent promptly but in all events within ten (10) days after the later to occur of (x) the date of Landlord’s receipt of Tenant’ written request, or (y) the date upon which Landlord receives all documents and information reasonably requested in connection with its evaluation of the proposed Alteration. If Landlord does not approve any proposed Alteration, Landlord shall provide detailed comments for the reasons for its disapproval, the correction of which would result in Landlord’s approval. Landlord fails to respond within the timeframes set forth in this Subsection 22(a), Tenant may send an additional request for consent of such plans to Landlord (the “Second Request”), which Second Request shall state in bold conspicuous lettering that if Landlord does not respond to the Second Request within five (5) business days, Landlord shall be deemed to have approved the requested Alterations. In the event Landlord does not respond to the Second Request within five (5) business days of Landlord’s receipt of the Second Request, Landlord shall be deemed to have approved such Alterations. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations, if required; (ii) submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (or deemed approval) (which consent shall not be unreasonably withheld, delayed or conditioned); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form and content reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 8 above) and workers’ compensation insurance. “Known Structural Alterations” means the Demising Work Performed by Tenant, Tenant’s Dock Work and the Additional Tenant Improvements.

(b)             Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws, requirements of public authorities, plans and specifications. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using materials and equipment at least equal in quality and class to the standards for the Building, and shall cause all Alterations to be promptly paid for. Should any lien be filed, Tenant shall bond against or discharge the same within thirty (30) days after the said filing. Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. Landlord and Landlord’s representatives shall have the right, without the obligation, from time to time upon prior written notice, to enter upon the Premises during the course of the performance of the Alterations, and upon completion of the Alterations, to observe and inspect the Alterations; however, by doing so, Landlord shall not be deemed to have passed upon the performance of the Alterations nor assumed any liability or responsibility with respect thereto. Landlord shall have the right to require Tenant to remove any Specialty Installations made by Tenant before the expiration or termination of the Lease, at Tenant’s sole cost and expense. If Landlord provides its written consent, at the time of giving such consent, to the extent the Alteration includes any “Specialty Installation” (as defined herein), Landlord shall advise Tenant whether Landlord elects to have such Specialty Installation or Specialty Installations removed at the expiration or earlier termination of this Lease or elects for them to remain. As used in this Lease the term “Specialty Installation” means any Alteration, fixture or equipment made or installed by Tenant or Tenant’s Agents that is intended specifically for the use of Tenant or Tenant’s operations in the Premises and is not readily marketable or reusable by another office, laboratory, R&D, or general use tenant in the Premises and specifically shall include items which require special governmental permits, approvals, or consents for the installation or removal of same. For the avoidance of doubt, at the end of the Term, Tenant shall not be required to remove any (i) Alteration that is not a Specialty Alteration or (ii) any Specialty Alteration which Landlord did not expressly notify Tenant at the time Landlord consented to such Specialty Alteration that Landlord requires removal at the end of the Term (provided this numerate (ii) shall only be applicable if, at the time Tenant requests consent to the subject Specialty Alteration, Tenant’s requests states in bold conspicuous lettering that if Landlord does not require removal of the Specialty Alteration at the end of the Term, then Tenant shall be allowed to abandon same in place).

(c)               Tenant shall have the right to place and install Tenant’s Property in and upon the Premises, and fasten the same to the Premises. All Tenant’s Property whether acquired by Tenant at the commencement of the Term or placed or installed on the Premises by Tenant thereafter, shall remain Tenant's Property. Tenant shall have the right to remove the same at any time during the Term of this Lease (and Tenant shall remove all such Tenant’s Property on or before the Expiration Date), provided that all damage to the Premises, Building and Common Areas caused by such removal shall be repaired by Tenant at Tenant's sole cost and expense.

(d)               Notwithstanding anything to the contrary herein, Tenant shall have the right without Landlord’s consent (but with ten (10) days prior notice to Landlord), to perform certain Alterations to the Premises (“Permitted Alterations”) that (i) do not exceed $100,000 per occurrence and (ii) do not adversely affect the Building Systems or affect the structure of the Building. Regardless of cost, Permitted Alterations shall also include but not be limited to: (a) painting and installation of wall coverings, (b) installation and removal of office furniture or equipment, (c) installation and removal of carpeting and other floor coverings, and (d) installation and removal of partitions, light fixtures, soffits, cabling or wiring within the Premises. Any Permitted Alterations do not have to be restored and shall remain at the Premises upon the earlier termination or Expiration of the Term.

(e)               Notwithstanding anything to the contrary herein, Tenant shall not be required to remove any cabling Tenant installs, unless required by any governmental agency to be removed.

(f)                Landlord agrees that Tenant shall have the right and option to install a pilot plant, loading dock and generator at the Premises (the “Additional Tenant Improvements”), subject to Landlord’s approval of Tenant’s plans for the Additional Tenant Improvements pursuant to this Section 22 (such approval not to be unreasonably withheld). In the event that Tenant elects to perform the Additional Tenant Improvements, the Additional Tenant Improvements shall be deemed Alterations, and shall be performed in accordance with the provisions of this Section 22.

23.           ACCESS TO PREMISES.

Landlord and Landlord’s agents shall have the right to enter the Premises during Business Hours, for the purpose of inspecting same for the purpose of (a) maintenance, repair, and for making additions to and running pipes, conduits and ducts through the Premises (which, wherever reasonably practicable, will be run above the ceiling and/or behind existing walls) and (b) for showing the Premises to prospective tenants, purchasers and lenders (during the last six (6) months of the Lease Term), and Tenant hereby waives any claim against Landlord for damage or inconvenience caused by any of the above except to the extent otherwise specifically set forth in this Lease. Except in the case of an emergency (in which case no prior notice shall be required), Landlord shall give Tenant advance notice of Landlord’s intent to enter the Premises (which shall be at least seven (7) business days’ notice for entry to the Security Area (a) and 24 hours’ notice for entry to the remainder of the premises) and Landlord shall use commercially reasonable efforts to minimize the interference with Tenant’s operations during the exercise of Landlord’s rights under this Section 23, but Landlord shall not be required to use after hours labor. Notwithstanding the foregoing to the contrary, Landlord shall not be required to enter only during Business Hours in the event Landlord, in its good faith judgment, believes it would be injured by failure to take rapid action or if the necessity for repairs constitutes an emergency. If there are areas of the Premises that Tenant does not want Landlord to have the right to enter unattended (a “Security Area”), then Tenant shall notify Landlord of such Security Area, and shall provide a representative of Tenant to accompany Landlord’s agents at all times during the exercise of Landlord’s rights under this Section 23 within such Security Area. Landlord shall keep confidential and require all Landlord related parties to keep confidential any information that they may learn about Tenant or its business operations in connection with any entry into the Premises. As of the Effective Date, Tenant has identified that certain area shown on the plan attached as Exhibit “H” to be the Security Area. Tenant shall have the right, upon at least seven (7) days’ notice to Landlord, to amend Exhibit “H”.

Tenant shall have access to the building twenty-four (24) hours per day, seven (7) days per week, by means of a key or an electronic controlled access system. Additional keys or controlled access cards required by Tenant for any reason will be provided upon Tenant’s payment of a fee as reasonably determined by Landlord. Landlord shall provide one hundred fifty (150) electronic access cards at no charge to Tenant.

24.           PARKING.

(a)               Subject to the Rules and Regulations attached hereto as Exhibit “G”, Tenant shall have the use of a minimum of 2.5 non-exclusive parking spaces per 1,000 square feet of space in the Premises for non-commercial vehicles in common with other tenants of the Building located in Parking Areas A, B, C & D and the Non-exclusive parking deck (collectively, the “Parking Areas”), all as identified on Exhibit “B-1”, together with six (6) parking spaces that shall be designated and reserved for Tenant within Parking Area A, provided that Tenant acknowledges and agrees that Landlord shall have no obligation to monitor or enforce the use of the designated spaces.

(b)               Landlord reserves the right at any time, on at least 15 days prior written notice (except in the case of an emergency, in which case no notice shall be necessary), to (i) permanently relocate all or any portion of the parking lot spaces, as the case may be, in Landlord’s sole discretion, provided (x) Tenant has access within the Parking Areas to the minimum number of parking spaces as provided in Section 24(a) and (y) Tenant’s six (6) reserved spaces shall remain in Parking Area A, and/or (ii) temporarily relocate all or any portion of the parking lot spaces in case of emergencies or the repair or maintenance of same. If Tenant commits or allows any of the activities prohibited by this Lease or the Rules and Regulations in connection with its use of the non-exclusive parking spaces, then Landlord shall have the right, following such notice to Tenant, whether written or oral, as is reasonable under the circumstances, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle(s) involved and charge the cost to Tenant, which cost shall be payable by Tenant within ten (10) days of demand by Landlord. Tenant’s parking rights are appurtenant to the Lease and Tenant may only transfer, assign, or otherwise convey its parking rights together with a transfer, assignment, or conveyance of this Lease as otherwise provided in this Lease. Landlord represents that the visitor and handicapped parking spaces located in front of Buildings 21 shall remain visitor and handicapped parking during the Term. In addition, if during the Term, Landlord shall grant the right to use exclusive parking spaces in the parking garage or the surface parking lots to any tenant in the Project leasing less than a full floor of space within a building, then Landlord shall grant a proportional number of exclusive parking spaces in the parking garage or the surface parking lots for Tenant’s use, provided, however the total number of exclusive and non-exclusive parking spaces which Tenant shall thereafter have the right to use shall not be greater than the number of non-exclusive parking spaces that Tenant had the right to use prior to the granting of such exclusive parking spaces to Tenant.

25.           PARTIAL INVALIDITY.

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

26.           LEASE BINDING UPON ASSIGNEES.

This Lease and all covenants, provisions and conditions herein contained shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns, respectively of the parties hereto; provided, however, that no sublease, assignment or transfer by, from, through or under Tenant in violation of the provisions hereof shall vest in the sublessee, assignee or transferee any right, title or interest whatever.

27.           LIMITATION OF LANDLORD'S LIABILITY.

Anything in the Lease to the contrary notwithstanding, in the event of any actual or alleged failure, breach or default hereunder by Landlord, the sole and exclusive remedy shall be against Landlord’s interest in the Project (including any rents, profits or proceeds derived therefrom, including without limitation, insurance proceeds) and are compensable solely therefrom.

28.           WAIVER.

The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance or observance of any of the covenants, agreements or conditions of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future performance, observance or exercise of such covenant, agreement, condition or option. No waiver of any default hereunder shall be implied from any omission by Landlord or Tenant to take any action on account of such default, and no condition or covenant shall be deemed waived by Landlord or Tenant unless such waiver is in writing signed by the waiving party. One or more waivers of any breach of any covenant, term or condition of this Lease by Landlord or Tenant shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition.

29.           ASSIGNMENT AND SUBLETTING.

Tenant shall not sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of any interest in this Lease or the Premises, by operation of law or otherwise, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any consent granted by Landlord in any instance shall not be construed to constitute consent with respect to any other instance or request. If the Premises or any part thereof should be sublet, or occupied by anyone other than Tenant, or if this Lease should be assigned by Tenant (each a “Transfer”), Landlord shall have the right to collect rent from the assignee, subtenant, user or occupant in accordance with the provisions herein, but no such assignment, subletting, use, occupancy or collection shall be deemed a waiver of any of Landlord’s rights under the provisions of this Section, a waiver of any of Tenant’s covenants contained in this Section or a release of Tenant from further performance by Tenant of Tenant’s obligations under the Lease, except as otherwise provided herein.

(a)               Except as otherwise provided in this Section 29, if Tenant shall desire to sublet all or any portion of the Premises or to assign this Lease, it shall first submit to Landlord a written notice (“Tenant’s Notice”) setting forth in reasonable detail:

(i)           the name and address of the proposed subtenant or assignee;

(ii)          the terms and conditions of the proposed subletting or assignment (including the proposed commencement date of the sublease or the effective date of the assignment, which shall be at least ten (10) business days after Tenant’s Notice is given);

(iii)         the nature and character of the business of the proposed subtenant or assignee;

(iv)         banking, financial, and other credit information relating to the proposed subtenant or assignee, in reasonably sufficient detail, to enable Landlord to determine the proposed subtenant’s or assignee's financial responsibility; and

(v)          in the case of a subletting, complete plans and specifications for any and all work planned to be done in the Premises to be sublet.

(b)               Within ten (10) business days after Landlord’s receipt of Tenant’s Notice, Landlord agrees that it shall notify Tenant whether Landlord (i) consents to the proposed sublet or assignment, (ii) does not consent to the proposed sublet or assignment, (iii) elects to exercise its recapture right, as described in Section (d) below, if applicable, or (iv) requires further information consistent with the information to be furnished as part of Tenant's Notice. In the event Landlord does not elect to exercise its recapture right, then Landlord agrees not to unreasonably withhold, delay or condition its consent to the proposed sublet or assignment.

(c)                In addition to the foregoing requirements (excluding any subleases or assignments permitted under Section 29 (k)),

(i)           no assignment or sublease shall be permitted if, at the effective date of such assignment or sublease, an Event of Default exists and is continuing beyond all applicable notice and cure periods under this Lease;

(ii)          Tenant agrees to pay to Landlord, within ten (10) days of receipt thereof, fifty percent (50%) of all Net Rental Proceeds, of whatever nature, payable by the prospective assignee or subtenant to Tenant pursuant to such assignment or sublease. For purposes of this Lease, “Net Rental Proceeds” shall mean: in the case of a sublease, the amount by which the aggregate of the base rent, and additional rent payable under a sublease to Tenant by the subtenant (excluding sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) the Base Rent plus all amounts payable by Tenant pursuant to the provisions hereof during the term of the sublease in respect of the subleased space, (ii) brokerage commissions due and owing to a real estate brokerage firm in connection with such sublease, and (iii) other customary and reasonable costs incurred by Tenant in connection with the subleasing (including but not limited to, reasonable attorneys’ fees, tenant improvement costs, and any free rent granted by Tenant to any transferee, all to be amortized over the remainder of the Lease Term); and in the case of an assignment, the amount by which any sum payable to Tenant by the assignee in connection with the assignment of this Lease (excluding sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property to the extent such sums do not exceed the reasonable fair market value thereof) exceeds the sum of (i) brokerage commissions at prevailing rates due and owing to a real estate brokerage firm, and (ii) other customary and reasonable costs incurred by Tenant in connection with the assignment (including but not limited to, reasonable attorneys’ fees, tenant improvement costs, and any free rent granted by Tenant to any transferee, all to be amortized over the remainder of the Lease Term). Notwithstanding anything to the contrary provided herein, Tenant shall not be required to pay any Net Rental Proceeds or other profit received by Tenant to Landlord in connection with any Related Entity or Successor Entity.

(iii)         Any sublease or assignment shall not be permitted if the proposed subtenant’s or assignee’s use of the Premises; (a) is a Prohibited Use shown on Exhibit “K” (as same may be further supplemented and amended by Landlord from time to time during the Term), (b) is for any use not in accordance with Laws, or (c) is not consistent with Landlord’s operation of the Project as a first class research and development project including general office use;

(iv)         Tenant shall be released of its obligations under this Lease after any assignment made pursuant to the terms of this Lease (including Landlord’s approval, if required) if the net worth of the proposed assignee is less than the greater of (A) Tenant’s net worth as of the date of this Lease and (B) Tenant’s net worth as of the date Tenant requests Landlord’s consent to the assignment; and

(v)         Landlord shall not be deemed to have unreasonably withheld its consent to a sublease or assignment to any (i) then existing tenant of the Project if Landlord has space or can construct space and meet timing to accommodate the requirement of such existing tenant, or (ii) prospective tenant of the Building or the Project who has been shown space in the Building, or the Project, for lease during the six (6) months prior to the Tenant’s request for consent if Landlord has space or can construct space and meet timing to accommodate the requirement of such prospective tenant.

(d)               Except in connection with (i) a Transfer to a Related Entity or a Successor Entity (as defined in Section 29. (k) below) or (ii) a sublease by Tenant of less substantially all of the Premises and/or for less than substantially all of the remaining Term, Landlord shall have the right, to be exercised by giving written notice (the “Recapture Notice”) to Tenant within ten (10) business days after receipt of Tenant’s Notice, to recapture the Premise. The Recapture Notice shall cancel and terminate this Lease as of the date stated in Tenant’s Notice for the commencement of the proposed Transfer as fully and completely as if that date had been herein definitively fixed as the Expiration Date and Tenant shall surrender possession of the Premises as of such date.

(e)               In addition to the foregoing requirements, any sublease must contain the following provisions:

(i)           the sublease shall be subject and subordinate to all of the terms and conditions of this Lease (as applicable to the subleased space);

(ii)          at Landlord’s option, in the event of cancellation or termination of this Lease for any reason or the surrender of this Lease, whether voluntarily, involuntarily, or by operation of law, prior to the expiration of such sublease, including extensions and renewals of such sublease, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease. The attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord which the subtenant shall execute and deliver at any time within five (5) days after request by Landlord or its successors and assigns;

(iii)         the term of the sublease shall not extend beyond a date which is one day prior to the Termination Date;

(iv)         no subtenant shall be permitted to further sublet all or any portion of the subleased space or to assign its sublease without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                Except in connection with a Transfer to a Related Entity or a Successor Entity, each of the following events shall be deemed to constitute an assignment of this Lease and each shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)           any assignment or transfer of this Lease by operation of law; or

(ii)          any hypothecation, pledge, or collateral assignment of this Lease; or

(iii)         any involuntary assignment or transfer of this Lease in connection with bankruptcy, insolvency, receivership, or similar proceeding; or

(iv)         any assignment, transfer, disposition, sale or acquisition of a controlling interest in Tenant to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions; or

(v)          any issuance of an interest or interests in Tenant (whether stock, partnership interests, or otherwise) to any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding a controlling interest in Tenant. For purposes of the immediately foregoing, a “controlling interest” of Tenant shall mean 50% or more of the aggregate issued and outstanding equitable interests (whether stock, partnership interests, membership interests or otherwise) of Tenant. Notwithstanding anything set forth herein, the sale of the stock of Tenant via national stock exchange shall not be deemed a transfer hereunder.

(g)               It is a further condition to the effectiveness of any assignment otherwise complying with this Section that the assignee execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee assumes all of the obligations of Tenant under this Lease and agrees that the provisions of this Section shall continue to be binding upon it with respect to all future assignments and deemed assignments of this Lease.

(h)              Except as otherwise set forth herein, no assignment of this Lease nor any sublease of all or any portion of the Premises shall release or discharge Tenant from any liability, whether past, present, or future, under this Lease and Tenant shall continue to remain primarily liable under this Lease unless the creditworthiness of any assignee is reasonably approved by Landlord.

(i)                Tenant shall be responsible for obtaining all permits and approvals required by any governmental or quasi-governmental agency in connection with any assignment of this Lease or any subletting of the Premises, and Tenant shall deliver copies of these documents to Landlord prior to the commencement of any work, if work is to be done. Tenant is also responsible for and is required to reimburse Landlord for all fees, costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, which Landlord incurs in reviewing any proposed assignment of this Lease, any proposed sublease of the Premises, and any permits, approvals, and applications for construction within the Premises.

(j)                Tenant agrees that under no circumstances shall Landlord be liable in damages or subject to liability by reason of Landlord’s failure or refusal to grant its consent to any proposed assignment of this Lease or subletting of the Premises, and Tenant’s sole remedy shall be limited to injunctive relief or a declaratory judgment.

(k)               Notwithstanding anything to the contrary contained herein, Tenant, without Landlord’s prior consent, but upon not less than five (5) days prior notice to Landlord (unless required by law to keep the transaction confidential (i.e. SEC compliance), may (i) assign this Lease to, or sublet all or part of the Premises to, or permit a portion of the Premises to be occupied by, any corporation or other business entity which controls, is controlled by, or is under common control with the Tenant or any entity which purchases or otherwise acquires all or substantially all of the business operation of Tenant or any entity which forms a joint venture or other business arrangement with Tenant to acquire all or substantially all of the business operation of Tenant ( a “Related Entity”) and (ii) assign this Lease to, or sublet all or part of the Premises to and the leasehold estate hereby created to a successor entity of Tenant (a “Successor Entity”). A Successor Entity, as used in this Lease, shall mean (x) a corporation or other business entity into which or with which Tenant, its successors or assigns, is merged, acquired, consolidated or other reorganization, whether by operation of law or otherwise, whether or not Tenant is the surviving corporation, or (y) a corporation or other business entity which purchases or otherwise acquires all or substantially all of the assets or shares of stock of Tenant, its corporate successors or assigns, whether by operation of law or otherwise, including the leasehold estate created by this Lease, and assuming the obligations of Tenant under this Lease, or (z) any corporate successor or other business entity successor to a successor entity becoming such by either of the methods described in subdivisions (x) or (y) above or due to any change in the corporate structure of Tenant; provided that such merger or consolidation, or such acquisition and assumption, as the case may be, is not principally for the purpose of transferring the leasehold estate created hereby. Any assignment, subletting or occupancy by a Related Entity of Tenant or a Successor Entity of Tenant shall not be deemed to relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, “control” shall be deemed to mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, through the ownership of voting securities, by contract, or otherwise. Landlord acknowledges that the Premises may be occupied by one or more Related Entities and their employees and that such use of the Premises shall not be considered an assignment or sublease, unless Tenant elects to treat it as such. Prior to any assignment of this Lease, or a sublet of all or part of the Premises to a Related Entity (except if Tenant is not permitted to provide by Law), Tenant shall furnish Landlord with the name of any such Related Entity and a written certification from a duly authorized senior officer of Tenant certifying to Landlord that such subtenant or assignee is controlled, controlling or under common control with Tenant.

(l)                In the event Tenant makes any Transfer, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’, architects’, accountants’, engineers’, or other consultants’ fee within thirty (30) days following Tenant’s receipt of Landlord’s invoice (provided such attorneys’ fees will not exceed $1,500).

30.            ENTIRE AGREEMENT AND MODIFICATIONS.

This Lease and the covenants and agreements set forth herein are and shall constitute the entire agreement between the parties. Each party to this Lease hereby acknowledges and agrees that the other party has made no warranties, representations, covenants or agreements, express or implied, to such party other than those expressly set forth herein. None of the terms, covenants, and agreements of this Lease shall in any manner be altered, waived or changed, except by written instrument signed and delivered by the parties hereto.

31.           BROKER'S COMMISSION.

Landlord and Tenant represent and warrant to each other that they have dealt and negotiated solely and only with Savills, Inc. (“Savills”) and Jones Lang LaSalle (“JLL”) for this Lease and with no other broker. Landlord shall pay the brokerage commissions to Savills and JLL pursuant to a separate agreement. Landlord and Tenant hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, suits, damages, liabilities, reasonable counsel fees, costs, expenses, orders and judgments imposed upon, incurred by or asserted against Landlord or Tenant by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

32.            NOTICES.

All correspondence and notices provided for in this Lease shall be in writing and shall be delivered (a) by hand delivery (b) by a recognized overnight courier providing evidence of receipt, (c) deposited in the United States mail, registered or certified, return receipt requested, postage prepaid or (d) via email with a copy delivered by means of (a), (b) or (c), to the Landlord or the Tenant, as the case may be, at the address set forth below, or at such other address as may be specified from time to time in writing, delivered to or sent to the other party as provided herein. Notices delivered by hand delivery will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by certified mail will be effective two (2) Business Days after mailing and notices delivered via email will be deemed delivered on the date such email is sent, except that if the email is sent on a day that is not a Business Day, such notice shall be deemed delivered on the immediately following next Business Day For purposes of this Section 32 only, “Business Days” shall mean any day except Saturday, Sunday and all days observed as legal holidays by the State of New Jersey. Notices may be given by a parties counsel. For purposes of notice the addresses of the parties hereto shall, until changed, be as follows:

Landlord:	HOPEWELL CAMPUS OWNER, LLC c/o Lincoln Equities Group One Meadowlands Plaza, Suite 803 East Rutherford, NJ 07073 E-Mail:

With a copy to:	Riker Danzig Scherer Hyland Perretti, LLP One Speedwell Avenue, Headquarters Plaza Morristown, New Jersey 07962 Attention: Nicholas Racioppi, Esq. E-mail: nracioppi@riker.com

Tenant:	PASSAGE BIO, INC. Two Commerce Square 2001 Market Street, Suite 2850 Philadelphia, PA, 19103 Attention: Jill Quigley E-mail: jquigley@passagebio.com

With a copy to:	PASSAGE BIO, INC. Two Commerce Square 2001 Market Street, Suite 2850 Philadelphia, PA, 19103 Attention: Chip Cale E-mail: ccale@passagebio.com

33.           RECORDING .

Neither party shall record this Lease or any memorandum or “short form” of this Lease.

34.          PERSON.

The term “person” as used in this Lease shall, as appropriate, be deemed to include any natural person, firm, corporation, association, partnership and/or any other entity whatsoever.

35.            HEADINGS AND INTERPRETATION.

The paragraph headings used throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Lease. Whenever herein the masculine gender is used, the same shall include the feminine and neuter gender.

36.           MISCELLANEOUS, COUNTERPARTS.

(a)               This Lease has been negotiated by Landlord and Tenant and this Lease, together with all of the terms and provisions hereof, shall not be deemed to have been prepared by either Landlord or Tenant, but by both equally. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Lease shall be deemed validly executed and delivered by a party if a party executes this Lease by manual signature or by affixing its signature hereto by means of an electronic signature tool, application, or software (e.g., DocuSign).

(b)               Tenant shall have the right, to the extent required to be disclosed by Tenant or Tenant’s affiliates in connection with filings required by applicable Laws, including without limitation the Securities and Exchange Commission (“SEC”), without notice to Landlord to include in such securities filings required information relating to this Lease, including, without limitation, Landlord’s name, the Building, the square footage of the Premises and the rent terms. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with this Lease to issue: (i) any press release; or (ii) any other public disclosure regarding the specific terms of this Lease (including any amendments or modifications thereto), without the prior written approval of the other party. Notwithstanding the foregoing, Tenant and/or Landlord shall be permitted to issue a press release with respect to the entering into of this Lease, provided the same does not disclose the specific terms of this Lease. The parties acknowledge that the transaction described in this Lease and the terms thereof (but not the existence thereof) are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under Law or under laws and regulations of the SEC. Each party shall treat any information received about the other party and its business which is not otherwise publicly available as confidential and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicate or use such information, except by Permitted Parties.

37.          REPRESENTATIONS OF LANDLORD.

As of the Effective Date, Landlord hereby represents that:

(i)           Landlord holds fee simple title to the Land and the Building;

(ii)          Landlord is unaware of any impending condemnation or expropriation plans, increased tax assessments or other adverse conditions relating to the Building or to the Building’s operating expenses which may negatively impact on the Tenant’s occupancy in the Building and/or the Premises;

(iii)         the Premises and the Building are in compliance with all local, state and federal codes, including but not limited to the Americans with Disabilities Act; and

(iv)        The Building and Premises are free and clear of all hazardous materials and the Tenant shall have no liability for pre-existing conditions.

38.           COMPLIANCE WITH LAWS AND RULES AND REGULATIONS.

(a)               Tenant shall, at its sole expense, comply with all local, state and federal statutes, codes, ordinances, regulations, rules, orders, directives and requirements of any governmental entity, authority, agency and/or department, which now or at any time during the Term may be applicable to the Premises or any part thereof, including, but not limited to, all Environmental Laws as defined below (collectively, “Laws”), pertaining to any or all parts of the Premises, and arising out of Tenant’s particular use of the Premises or Tenant’s occupancy thereof. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any applicable Laws, the Environmental Permits (as defined below) or requirement of any governmental or administrative authority with respect to any or all of the Premises, Tenant’s use of the Premises or Tenant’s occupation thereof. In addition, Tenant shall comply with any environmental permits Landlord maintains for the Project and shall provide Landlord with any information necessary to ensure compliance with or to perform reporting under such environmental permits, provided Tenant has been provided notice of and a copy of said environmental permits in advance. As used herein, the term, “Environmental Laws” shall mean all current and future statutes, regulations, codes, ordinances, rules, regulations, directives and orders of any governmental entity, authority, agency and/or department during the Term relating to (i) air emissions, (ii) water discharges, or (iii) air, water, sediment or ground contamination. “Hazardous Materials,” shall mean any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in any Environmental Law, including, without limitation, radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum-based derivatives, 1,4 dioxane, and per and polyfluoroalkyl substances (PFAS). Notwithstanding anything to the contrary hereunder, and without waiving all other requirements set forth in this Lease and without this provision being deemed a permission for Tenant to generate, transport, store, use, treat or dispose of any Hazardous Materials at, to, from, on or in either or both of the Premises and the Project, Tenant shall be deemed the owner and generator of any Hazardous Materials handled (as that term is defined below) at the Premises by Tenant or any Tenant’s Parties (as defined below) as part of the Permitted Use with sole responsibility for all legal and regulatory compliance concerning any and all Hazardous Materials, including, without limitation, responsibility for proper training, storage, handling, labeling, distribution and off-Project disposal.

(b)               Landlord and Tenant acknowledge and agree that Tenant shall be handling Hazardous Materials at the Premises in connection with the Permitted Use. As a material inducement to Landlord, in order to allow Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed from the Premises (“handled” or “handling”) by Tenant and/or Tenant’s Parties (as defined below) in connection with the Permitted Use, Tenant shall; (i) operate its business according to prudent industry practices, in accordance with all applicable Environmental Laws (as defined below, including, without limitation, the preparation, maintenance and filing of all required documentation regarding the handling of all Hazardous Materials at the Premises), the Materials Handling Protocols (as defined below), the provisions of this Section 38, the Rules and Regulations (attached hereto as Exhibit “G”), and the Standard Operating Procedure Waste Management Program (collectively, the “Passage Protocols”), with the Standard Operating Procedure Waste Management Program to be prepared by Tenant for Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed (and which Passage Protocols Tenant shall endeavor to finalize by March 1, 2021 and in any event prior to Tenant’s handling of Hazardous Materials within the Premises), (ii) in addition to complying with the terms of this Lease, comply with the Drain Requirements set of the Rules and Regulations attached hereto as Exhibit “G” with respect to any Hazardous Material handling, (iii) complete and certify disclosure statements as reasonably requested by Landlord from time to time, but not more than once annually, relating to Tenant’s handling of all Hazardous Materials at the Premises, and (iv) provide Landlord with a list identifying each type of Hazardous Material to be handled on or from the Premises and setting forth any and all required governmental approvals or permits in connection with the handling of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). The initial Hazardous Materials List is attached hereto as Exhibit “I”. Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is handled on or from the Premises. For purposes of this Lease, the “Princeton West Innovation Center Materials Handling Protocols” shall be the rules and procedures hereafter established by Landlord from time to time during the Term for the use, storage, handling, treatment, generation, release or disposition of Hazardous Materials within the Project, (the “Materials Handling Protocols”); provided, however, that the Princeton West Innovation Center Materials Handling Protocols do not conflict with any applicable Laws or regulations now or during the Term, in which case said Law or regulation shall supersede and apply.

(c)               If any certificate, license or permit is required by governmental agencies (federal, state or local) under Environmental Laws relating to (i) air emissions, (ii) water discharges, or (iii) air, water, sediment or ground contamination in connection with the Permitted Use at the Premises or the Project other than the certificate of occupancy, Tenant, at its expense, shall procure such certificate, license and permit prior to commencing business in the Premises, and shall maintain such certificate, license or permit in good standing throughout its occupancy of the Premises (the “Environmental Permits”).

(d)               In addition to the requirements above, and in acknowledgement that Tenant shall be handling Hazardous Materials at the Premises in connection with the Permitted Use: (i) Tenant shall, at its own cost, at all times comply (and cause all Tenant Parties to comply) with all applicable Environmental Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all certificates, licenses and permits and other approvals required in connection therewith; (ii) Tenant shall provide Landlord with complete copies of all certificates, licenses, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) relating to the handling at, on, in or from either or both of the Premises or any portion of the Project, of any Hazardous Materials; (iii) Tenant shall provide Landlord with prompt notice of the discovery of any release of a Hazardous Material at either or both of the Premises or the Project; (vi) in addition to the right of access under Section 23 of this Lease, Landlord, Landlord Parties, Bristol-Myers Squibb Company and Exxon Mobil shall have the right, without the obligation, to enter the Premises upon three (3) business days prior written notice (except in the case of emergency to human health or the environment in which no prior notice shall be required for Landlord’s right of entry) to (A) perform the ongoing remediation in connection with the Existing ISRA Cases (as defined below), and (B) Landlord may conduct such inspections, sampling, tests and investigations as Landlord may elect in its reasonable discretion for the purposes of ascertaining Tenant’s compliance with all applicable Environmental Laws or Environmental Permits at both of the Premises and the Project; and (v) upon written request by Landlord, Tenant shall cause to be performed, and shall provide Landlord with the results of such sampling, tests and investigations as Landlord may elect, in its reasonable discretion, because, in the opinion of Landlord, a reasonable basis to believe that a violation of applicable Environmental Law or this Lease exists or any condition that could reasonably be expected to result in any violation of Environmental Law or this Lease exists and is not being addressed by Tenant in accordance with all applicable Environmental Laws and the provisions of this Lease. With respect to the costs and expenses incurred for sampling, tests and investigations under vi(B) above, in addition to Landlord’s other remedies under this Lease, Tenant shall reimburse Landlord for such reasonable costs if a violation of Environmental Laws, Environmental Permits or the Lease is found. With respect to the costs and expenses incurred for sampling, tests and investigations under (v) above, Landlord shall reimburse Tenant for such reasonable costs performed at Landlord’s election where no violation or a condition that could reasonably be expected to result in a violation of Environmental Laws or the Lease is found.

(e)               Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused or created by any or all of (i) Tenant and (ii) any or all of Tenant’s shareholders; officers; directors; members; managers; partners; invitees (other than Landlord, Landlord Parties, Bristol-Myers Squibb Company, ExxonMobil and/or their respective contractors, agents and representatives); guests; agents; employees; contractors; or representatives (“Tenant Parties”) during its occupancy of the Premises. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed, and which consent shall not be deemed a waiver by Landlord of its remedies under this Lease or Environmental Law for any Default; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency threatening human health without first obtaining such consent. All investigation and remediation shall be performed in strict compliance with applicable Environmental Laws and to the reasonable satisfaction a New Jersey Licensed Site Remediation Professional (“LSRP”) and of Landlord, with Landlord’s acceptance of the remediation not to be unreasonably conditioned, withheld or delayed. The remediation shall only be deemed complete upon the delivery to Landlord of a Response Action Outcome, or equivalent issued by an LSRP (a “Response Action Outcome”).

(f)                Tenant shall indemnify and hold harmless Landlord for Natural Resource Damages (as defined below) caused by Tenant and arising out of Tenant’s handling of Hazardous Materials at, on, in or from either or both of the Premises or any portion of the Project. For purposes of this Lease, “Natural Resource Damages” shall mean any governmental claim for damages to natural resources asserted against Landlord, including, without limitation, any such claim under Section 107(f) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), or the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), as the case may be.

(g)               Tenant shall not enter into any settlement agreement, consent decree or other compromise with any governmental agency or adjacent property owners or operators with respect to any claims relating to Tenant’s handling of Hazardous Materials at, on, in or from either or both of the Premises or any portion of the Project without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings at its sole cost.

(h)               Any remediation conducted by Tenant shall be conducted in a safe and workman like manner and Tenant shall use commercially reasonable efforts to minimize any disturbance to or interruption of the use by other Tenants of the Project. Tenant shall retain the requisite insurance as set forth in this Lease until the later of the end of the Lease or until the date Tenant achieves ISRA Clearance or Environmental Clearance (as those terms are defined below). Tenant shall keep the Project free of any liens imposed pursuant to any applicable Environmental Law. In the event that such a lien is filed against the Project by the New Jersey Department of Environmental Protection (“NJDEP”) as a result of the handling of Hazardous Materials by Tenant or any Tenant Party or as a result of an remediation conducted by Tenant, Tenant shall within thirty (30) days from the date that Tenant is given notice that the lien has been placed against the Project (or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause any portion of the Project to be sold pursuant to the lien), either pay the claim and remove the lien or post such security with NJDEP so that NJDEP will release the lien.

(i)               Tenant hereby represents and warrants to Landlord, and covenants with Landlord, that the Tenant’s North American Industrial Classification Number (“NAICS”) is 54171 such that its operations do not constitute an “industrial establishment” as that term is defined in the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) and the regulations promulgated thereunder, and any and all amending and successor legislation and regulations during the Term. Tenant shall promptly notify Landlord of any changes in Tenant’s operations during the Term that would affect the applicability of ISRA to Tenant’s use of the Premises. If within 60 days prior to Landlord’s sale of the Project or the expiration or earlier termination of the Lease, Tenant either: (i) if its operations are or become subject to ISRA during the Term, fails to obtain and deliver to Landlord, either a de minimis quantity exemption approved by NJDEP, or a Response Action Outcome issued by an LSRP, (the “ISRA Clearance”); or (ii) fails to remediate all Hazardous Materials pursuant to the requirements of this Section 38, and deliver to Landlord a Response Action Outcome (the “Environmental Clearance”); then upon the expiration or earlier termination of the Lease, Landlord shall have the option, in addition to all other remedies available to Landlord under this Lease and Law, to consider the Lease as having ended. If Landlord considers the Lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain and deliver to Landlord the ISRA Clearance or the Environmental Clearance, as the case may be, and otherwise fulfill all of the obligations of Tenant set forth in this Section 38. Landlord will permit Tenant, its employees, agents, representatives, and contractors to have reasonable access to the Premises in order to obtain ISRA Clearance or Environmental Clearance. To the extent Tenant’s activities in, on or at the Premises to achieve ISRA Clearance or Environmental Clearance after this Lease is ended interfere with Landlord’s ability to lease the Premises or with any future tenant’s lawful use of the Premises, Tenant shall be deemed a holdover under Paragraph 17 of this Lease. Tenant shall, at no cost to Landlord, cooperate with Landlord by supplying any information or signing any documentation that may be requested by Landlord pursuant to applicable Environmental Laws, and otherwise reasonably assist Landlord with respect to the compliance with ISRA by Landlord or any other tenant of the Project, in the event that Landlord or any other tenant of the Project triggers ISRA by its actions, with such assistance not to include sampling, tests and investigations unless paid for and performed by Landlord or such other tenant at no cost to Tenant.

(j)               Tenant acknowledges that the Project is currently under remediation by Bristol-Myers Squibb Company and ExxonMobil (Landlord’s predecessors in interest in ownership of the Land and Project) under NJDEP Program Interest Number 005892 and Case Tracking Numbers ISRA Case # E95313 and ISRA Case #20170015 (the “Existing ISRA Cases”). Notwithstanding anything to the contrary, Tenant is not obligated to perform any remediation to address any Hazardous Materials present at, in, on, under or migrating from the Premises that were present prior to the Tenant’s occupancy of the Premises, including without limitation any conditions being addressed as part of the Existing ISRA Cases and conditions caused by the actions of Bristol-Myers Squibb Company, Exxon Mobil, and either or both of their shareholders, officers, directors, members, managers, partners, agents, employees, contractors or representatives as a result of their access to the Premises or the Project to perform the Existing ISRA Cases, except to the extent such Hazardous Materials have increased in concentration or scope as a results of the actions or omissions of Tenant or Tenant Parties (“Pre-Existing Hazardous Materials Conditions”).

(k)               Tenant hereby agrees to save, defend with counsel reasonably satisfactory to Landlord, indemnify and hold harmless Landlord and Landlord’s shareholders, officers, directors, members, managers, partners, invitees, guests, agents, employees, contractors or representatives (“Landlord Parties”) from and against any and all claims, losses, liabilities, damages, costs and expenses of any kind or nature (including reasonable consultant and contractor costs and reasonable attorneys’ fees) caused in whole or in part by Tenant’s or Tenant Parties’ release of Hazardous Materials during the Term and Tenant’s breach of its obligations under this Section 38.

(l)                Landlord hereby agrees to save, defend with counsel reasonably satisfactory to Tenant, indemnify and hold harmless Tenant from and against any and all claims, losses, liabilities, damages, costs and expenses of any kind or nature (including reasonable consultant and contractor costs and reasonable attorneys’ fees) arising from the Pre-Existing Hazardous Materials Conditions.

(m)              The undertakings, covenants and obligations imposed on Tenant and Landlord under this Section 38 shall survive the termination or expiration of this Lease.

(n)              Tenant and its employees, suppliers, customers, and invitees agree to abide by and conform to the Rules and Regulations attached hereto as Exhibit “G”, as Landlord shall have the right to enforce these Rules and Regulations and, from time to time, to modify and amend the Rules and Regulations with advance written notice to Tenant of same prior to Landlord determining any violation thereof. Landlord shall not be responsible to Tenant for the failure of other persons, including, but not limited to, other tenants, their agents, employees, and invitees, to comply with the Rules and Regulations. In the event of any conflict between the Rules and Regulations and this Lease, the terms and provisions of this Lease shall govern..

39.           ATTORNEYS’ FEES AND COSTS.

In the event either Landlord or Tenant shall file any proceeding against the other, whether at law or in equity, to enforce the provisions of this Lease, the prevailing party shall be entitled to collect its reasonable attorney fees and costs from the other party.

40.           WAIVER OF TRIAL BY JURY.

THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

41.           ROOF APPURTENANTS.

(a)               Tenant, at its sole cost and expense, shall have the non- exclusive right, subject to Landlord’s prior written approval, to install, operate and maintain on the roof of the Building satellite dishes, antennae and other telecommunications equipment, HVAC equipment and other mechanical equipment (collectively, the "Rooftop Equipment") solely for use by Tenant in its business operations (i.e., Tenant shall not have the right to install cell phone towers or other equipment whereby Tenant derives income or other benefits from the Rooftop Equipment). Tenant shall promptly notify Landlord in writing of its plans to install Rooftop Equipment and the location of same and provide Landlord with copies of all plans and specifications for installation of the same. Tenant shall obtain any and all permits, consents, and/or governmental approvals necessary for the installation and/or operation of the Rooftop Equipment, and all such installation, use, and operation shall comply with all applicable Laws. Tenant's use of the roof in respect to the Roof Equipment shall be subject to the following conditions: (i) Tenant shall be solely responsible for the installation, maintenance, repair, operation, utility consumption and replacement of the Roof Equipment; and (ii) Tenant shall install screening around the Roof Equipment such that it is reasonably screened from the buildings and streets adjacent to the Premises. Tenant agrees that Landlord is under no obligation to perform any work or provide any materials in preparation for the installation, maintenance or operation of the Rooftop Equipment. Tenant shall retain a contractor for the installation and maintenance of the Rooftop Equipment, which contractor shall satisfy any requirements of and keep in full force and effect any existing or future manufacturer's roof warranty. If Landlord reasonably believes that the weight of the Rooftop Equipment would exceed the load limit of the roof, Tenant shall obtain the services of a structural engineer (at Tenant's expense), reasonably acceptable to Landlord, to determine if the weight or installation of the Rooftop Equipment might affect the structure of the Building with the results of such determination provided to Landlord prior to installation of such Rooftop Equipment. If dunnage or other support is required for such Rooftop Equipment, Tenant, shall be responsible for installing it subject to Landlord's reasonable approval. In the event that the Rooftop Equipment materially and adversely affects or causes material interference with other rooftop equipment already located on the roofs of other buildings in the Project, or any rooftop equipment already installed by Landlord on the Building, then Landlord may require Tenant, at Tenant's sole cost and expense, to relocate the Rooftop Equipment to an alternative appropriate location upon the roof. Prior to the expiration or termination of this Lease, Tenant shall remove the Roof Equipment and restore the roof to its condition prior to the installation of the Roof Equipment. The cost of repairing any damage to the roof and the Premises arising from such removal and/or restoration shall be paid by Tenant, and to the extent such work is performed by Landlord, Tenant shall pay such costs to Landlord within thirty (30) days of receipt of an invoice from Landlord with reasonable supporting documentation on demand.

(b)              Tenant shall indemnify and hold harmless Landlord from any losses, damage, cost or expense arising as a result of Landlord’s roof warranty being voided as a result of the actions of Tenant or its agents, employees, contractors, licensees or invitees. Landlord will provide a copy of the roof warranty to Tenant promptly following Tenant’s request for same.

42.           SIGNAGE.

Except as provided herein, Tenant may not erect, install, place, or display any sign or advertising material upon the exterior of the Premises (including but not limited to any exterior doors, walls, or windows), Buildings, Common Areas, Parking Areas, or any other part of the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Tenant shall be listed in the electronic directory to be installed in the Lobby in the Building, (ii) Tenant shall have the right to erect and maintain directional signage on the first and second floor of the Building, subject to Landlord’s reasonable approval, at Tenant’s sole cost and expense, (iii) Tenant shall be permitted to install signage at the entrance to the Premises, subject to Landlord’s reasonable approval, at Tenant’s sole cost and expense, (iv) Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, one (1) sign on the exterior monument sign (the “Tenant’s Monument Sign”) to be constructed by Landlord on or before May 31, 2021 at a location determined by Landlord in the area of the entrance to the Building and (v) Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, a sign on the Building facade as outlined on either the attached Exhibit “M”, which is incorporated herein by reference (the “Tenant’s Building Sign”). The size, style/design, location and method of installation of the Tenant’s Monument Sign and Tenant’s Building Sign shall be subject to Landlord’s reasonable approval and applicable Laws in all respects. Any and all signs installed or constructed by or on behalf of Tenant in accordance with this subsection (a) shall be installed, maintained in good condition and repair, and removed by Tenant (at the expiration or earlier termination of this Lease) at Tenant’s sole cost and expense. Tenant shall repair any damage to the Buildings or grounds (as the case may be) caused by the removal thereof. Landlord reserves the right to adopt uniform rules and regulations relating to and governing signage at the Project. If Landlord erects a monument sign at the entrance to the Project, then Tenant shall have the right to install a panel on such monument signage as reasonably determined by Landlord. If Landlord shall fail to complete construction Tenant’s Monument Sign prior to July 31, 2021, then for each day after such date that Landlord continues to fail to complete such construction, Tenant shall be entitled to a credit against Rent next due and owing in the amount of $100/day as liquidated damages and not as a penalty.

43.           INITIAL TENANT IMPROVEMENTS.

(a)               Subject to the provisions of this Lease, including without limitation the provisions of Section 22, Tenant agrees to undertake the work more particularly described in the Work Letter attached hereto as Exhibit “J” (the “Initial Tenant Improvements”).

44.           CHANGES TO PROJECT; EASEMENTS.

Landlord shall have the right at its reasonable discretion, from time to time and upon written notice to Tenant (provided such Changes (as defined below) will not increase Base Rent or result in any cost or expense to Tenant, increase or materially modify any of Tenant’s obligations under this Lease, decrease or materially modify any of Tenant’s rights under this Lease, or decrease or materially modify any of Landlord’s obligations under this Lease), to make changes to the Building, the Building Common Areas, the Project Common Areas and the Project, including but not limited to changes to the size, shape, location, number, and extent of the improvements comprising the Project (hereinafter referred to as “Changes”) including, but not limited to, the exterior of the buildings including the Building, the Building Common Areas, the Project Common Areas including, without limitation, the parking garages and parking areas, the parking and traffic control systems, driveways, roads, entrances, exits, parking spaces, loading and unloading areas, ingress, egress, walkways, and utility and landscaped areas. Not in limitation of the foregoing, Landlord shall have the right to sell all or any part of the Project. In addition, Landlord can close temporarily any of the Building Common Areas and Project Common Areas for maintenance purposes, can use all Building Common Areas and Project Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any part thereof, and can do and perform such other acts and make such other changes in, to, or with respect to the Building Common Areas and Project Common Areas and the Project as Landlord may, in Landlord’s reasonable discretion, deem to be appropriate. Not in limitation of the foregoing, Landlord shall have the right to restrict or eliminate Tenant's right to use certain of the roads in the Project, so long as Tenant's access to the Premises and Tenant’s parking rights are not materially affected. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit access to portions of the Project, including portions of the Building Common Areas and Project Common Areas, and perform work in or on the buildings, which work may create noise, dust, or leave debris in the Building; provided that Landlord shall not be entitled to materially adversely affect Tenant's access to or use or enjoyment of the Premises or the Building Common Areas and Project Common Areas and Landlord shall use all commercially reasonable efforts to minimize interference with Tenant’s use of the Premises and the Common Areas. Tenant hereby agrees that such Changes and Landlord's actions in connection with such Changes in accordance with the provisions of this Section shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent unless Tenant is actually prevented from using or accessing all or a substantial portion of the Premises, in which event Tenant shall be entitled to a day-for-day abatement of Rent (in proportion to the area of the Premises rendered unusable or inaccessible) for each day that Tenant is so prevented from using or accessing the Premises. Except as otherwise specifically set forth in this Lease, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord's actions with such Changes in compliance with the provisions of this Section 44. Notwithstanding to the contrary herein, (a) Landlord shall have no right to relocate Tenant from the Premises to another space in the Project during the Term of this Lease and (b) during the Term of this Lease, the Project Common Areas shall be consistent with those offered in similar class A office/laboratory parks in the geographic area of the Project. Landlord agrees to use commercially reasonable efforts to not disturb Tenant’s use of or access to the Premises while exercising its rights pursuant to this Section 44.

45.           TENANT’S TERMINATION OPTION.

Provided that (a) no Event of Default by Tenant then exists and (b) Tenant has not assigned this Lease other than to a Related Entity or Successor Entity, Tenant shall have a one-time right to terminate this Lease effective on the last day of the twelfth (12th) Lease Year ("Termination Option Date") by providing written notice ("Termination Notice") to Landlord no later than twelve (12) months prior to the Termination Option Date ("Termination Notice Deadline") and delivering to Landlord the Termination Fee no later than one (1) month prior to the Termination Option Date ("Termination Fee Deadline"). The Termination Fee shall be equal to the sum of (i) all unamortized transaction costs (including, tenant improvement allowance, free rent, legal fees, space planning costs, and brokerage fees) plus interest at a rate of seven percent (7%) per annum, and (ii) three (3) months of Base Rent in effect as of the Termination Option Date. The Termination Fee does not constitute payment of rent to Landlord. If Tenant fails to notify Landlord, as provided herein, or pay the Termination Fee by the Termination Fee Deadline, Tenant shall have waived Tenant's termination right for the remainder of the Lease Term and any extensions thereof.

46.          RIGHT OF FIRST REFUSAL.

(a)               Subject to the provisions of this Section 46, Tenant shall have an ongoing right of first refusal, for each prospective tenant, with respect to space in the Building which is contiguous to the Premises and for which Landlord issues or receives a proposal (the “ROFR Trigger Proposal”) from a third-party tenant that Landlord is willing to accept (such space, the “ROFR Space”), Landlord will give Tenant notice (the “ROFR Notice”) of the terms and conditions of the ROFR Trigger Proposal. If the ROFR Notice does not set a commencement date for the ROFR Space, the commencement date for the ROFR Space shall be deemed to be the date which his one hundred eight (180) days after the date Landlord delivers the ROFR Space to Tenant in vacant, broom clean condition.

(b)              Within seven (7) Business Days after its receipt of the ROFR Notice, Tenant shall notify Landlord whether Tenant desires to lease ROFR Space on the terms and conditions set forth in the ROFR Notice and this Section 46, time being of the essence with respect to Tenant's notice to Landlord. If Tenant notifies Landlord that Tenant does not desire to lease the ROFR Space, or fails to notify Landlord of Tenant’s election to lease ROFR Space within said seven (7) Business Day period, then, subject to the terms of Section 46(f) below, Tenant shall be deemed to have forever waived its right to lease subject ROFR Space and Landlord shall have the right to lease the subject ROFR Space (or any part thereof) to such third party tenant and Tenant’s right of first refusal set forth in this Section 46 with respect to such ROFR Space shall be deemed null and void and of no further force and effect. If Tenant notifies Landlord of its desire to lease ROFR Space (the “ROFR Election Notice”) within said seven (7) Business Day period, then Landlord and Tenant shall execute a lease amendment agreement (the “Lease Amendment”) for the ROFR Space, which Lease Amendment shall incorporate all of the same terms and conditions as set forth in this Lease, except as modified to reflect the terms and conditions of ROFR Notice.

(c)               If Tenant delivers a ROFR Election Notice and the term length for the ROFR Space contained in the subject ROFR Notice extends beyond the Expiration Date, then the Lease Amendment shall contain a term extending the Term of this Lease until the end of the term for the ROFR Space. If Tenant delivers a ROFR Election Notice and the term length for the ROFR Space contained in the subject ROFR Notice does not extend beyond the Expiration Date, then tenant may elect (which election shall be noted in the ROFR Election Notice) to either (i) lease the ROFR Space for the term length set forth in the ROFR Notice or (ii) to extend the term length for the ROFR Space so that it is co-terminus with the Term.

(d)               In the event Tenant assigns this Lease to any person or entity other than a Related Entity or Successor Entity, then the provisions of this Section 46 shall be deemed automatically null and void, and of no further force or effect. This right of first offer cannot be assigned separately from this Lease.

(e)               Tenant acknowledges and agrees that the provisions of this Section 46 shall not apply if at the time Landlord receives Tenant’s ROFR Election Notice, (i) an Event of Default exists and is continuing beyond all applicable notice and cure periods, or (ii) Tenant is subleasing more than thirty-three percent (33%) of the rentable area of the Premises to a subtenant or subtenants that are not a Related Entity or Successor Entity, and that if (i) or (ii) has occurred, Landlord shall have the right to submit proposals to any prospective tenant, or accept any offer to lease from a prospective tenant and enter into a lease for all or any part of the Offer Space while either or both of the conditions described in (i) or (ii) of this subsection (e) exist.

(f)                Notwithstanding anything set forth in this Section 46 to the contrary, if (i) Landlord does not enter into a Lease with a tenant for the ROFR Space within six (6) months after Landlord’s delivery of ROFR Notice to Tenant and/or (ii) Landlord desires to enter into a lease with a tenant for the ROFR Space on terms that materially deviate from the ROFR Trigger Proposal, Landlord shall send a revised ROFR Notice to Tenant prior to entering into a lease for the ROFR Space. In addition, if the ROFR Space again becomes available for leasing during the Term of this Lease, whether by expiration or termination of the third-party lease therefor, this Section 46 shall again apply. For purposes of this subsection, the term materially deviate shall mean a lease for which the rent received by Landlord (taking into account any construction, improvement allowance and/or free rent period) is less than ninety five percent (95%) of the rent set forth in the ROFR Notice

47.           FINANCIAL STATEMENTS.

(a)               Landlord acknowledges that Tenant’s audited financial statements are publicly available via 10k filings made with the SEC. In the event that at some future time, Tenant’s financial statements are not publicly available, then (i) upon Landlord’s written request (which may be made no more frequently than once every calendar year), Tenant shall deliver or cause to be delivered to Landlord audited financial statements for Tenant’s fiscal year immediately preceding such delivery and (ii) upon Landlord’s written request (which may be made no more frequently than once every calendar year) within thirty (30) days after the end of the next calendar quarter following such request, Tenant shall deliver or cause to be delivered to Landlord unaudited financial statements for Tenant dated and certified by Tenant’s chief financial officer under penalty of perjury to be true and complete to the best knowledge of such person after having made due inquiry, for each party’s respective fiscal quarter preceding delivery. Notwithstanding the preceding, the one time per calendar year restrictions on Landlord’s requests made pursuant to this Section 47(a) shall not apply (x) during any Event of Default or (y) if made in connection with Landlord’s attempted sale or refinance of the Project (or any part thereof).

(b)               In the event that at some future time, Tenant’s financial statements are not publicly available, then Tenant shall furnish Landlord with such other additional financial information regarding Tenant, as may, from time to time, be reasonably required by Landlord’s mortgagee, in form and substance satisfactory to such mortgagee in its reasonable discretion.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

LANDLORD

HOPEWELL CAMPUS OWNER, LLC
a Delaware limited liability company

By:	/s/ Joel Bergstein
Name: Joel Bergstein
Title: Manager

TENANT

PASSAGE BIO, INC., a Delaware
corporation

By:	/s/ Jill Quigley
Name: Jill Quigley
Title: Chief Operating Officer

SCHEDULE 1 BASE RENT

EXHIBIT “A”

LAND

[attached]

EXHIBIT “B”

SITE PLAN

[attached]

B-1

EXHIBIT “B-1”

PARKING AREAS

[attached]

B-2

EXHIBIT “C”

THE PREMISES

[attached]

C-1

EXHIBIT “D”

LANDLORD’S LOBBY WORK

EXHIBIT “D-1”

DEMISING WORK PERFORMED BY TENANT

EXHIBIT “D-2”

STORAGE REMOVAL WORK

EXHIBIT “E”

RETAINED FFE

[LANDLORD & TENANT TO PROVIDE A LIST]

E-1

EXHIBIT “F”

SURRENDER SPACE

F-1

EXHIBIT “G”

RULES AND REGULATIONS

G-1

EXHIBIT “H”

SECURITY AREA

[Attached]

H-1

EXHIBIT “I”

HAZARDOUS MATERIALS LIST

I-1

EXHIBIT “J”

WORK LETTER

J-1

EXHIBIT “K”

PROHIBITED USES

K-1

EXHIBIT “L”

HVAC AIR STANDARDS

L-1

EXHIBIT “M”

TENANT’S BUILDING SIGN

M-1

EXHIBIT “N”

METHODS AND STANDARD FOR MEASURING UTILITIES

N-1